                                                                   EXHIBIT 10.14

                           BURLINGTON BUSINESS CENTER
                            BURLINGTON, MASSACHUSETTS
                         LEASE dated as of March 5, 1997

ARTICLE I

1.1   Reference Data

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

LANDLORD:  SUMITOMO LIFE REALTY (N.Y.), INC.

LANDLORD'S ORIGINAL ADDRESS:        245 Park Avenue
                                    34th Floor
                                    New York, New York 10167

LANDLORD'S CONSTRUCTION REPRESENTATIVE:

TENANT:  Lightbridge, Inc.
         a Delaware corporation

TENANT'S ORIGINAL ADDRESS:          281 Winter Street, Waltham, MA


TENANT'S CONSTRUCTION REPRESENTATIVE:

TENANT'S FINAL PLANS DATE: Not applicable

TERM COMMENCEMENT DATE:             March 15, 1997

RENT COMMENCEMENT DATE:             The earlier of: (x) June 1, 1997, or (y) the
                                    date that Tenant first commences to use the Premises for business purposes. Tenant shall not be considered to be using the Premises for business purposes during the time that Tenant is making improvements to the Premises or in moving the Tenant's furniture and trade fixtures.

TENANT'S SPACE:            An area on the first (1st) floor East Pod of the
                           Building, containing 21,055 rentable square feet, substantially as shown on Lease Plan,


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                           Exhibit F, Sheet 1; an area on the second (2nd) floor
                           East Pod of the Building, containing 21,892 rentable square feet, substantially as shown on Lease Plan, Exhibit F, Sheet 2; and an area on the third (3rd) floor East Pod of the Building, containing 3,411 rentable square feet, substantially as shown on Lease Plan, Exhibit F, Sheet 3

TERMINATION DATE: Seven (7) years from the Rent Commencement Date

ANNUAL FIXED RENT:         Lease Year(1)             Yearly Rent           Monthly Payment

                               1-3                  $1,054,644.40             $87,887.04

                               4-5                  $1,112,592.00             $92,716.00

                               6-7                  $1,193,718.40             $99,476.54

TENANT'S ANNUAL
ELECTRICITY CHARGE:        Forty-Four Thousand Forty and 00/100 ($44,040.00)
                           Dollars ($.95) Cents per square foot of Rentable
                           Floor Area of the Premises per annum.

TENANT'S TAX BASE:         The actual amount of Tax Expenses Allocable to the
                           Premises for fiscal/tax year 1997 (i.e., July 1, 1996
                           - June 30, 1997)

TENANT'S OPERATING EXPENSE BASE:    The actual amount of Operating Expenses
                                    Allocable to the Premises for calendar year
                                    1997

RENTABLE FLOOR AREA OF THE BUILDING:  170,310 Rentable Square Feet

PERMITTED USES:            General business offices. Subject to Tenant's
                           obligations to pay for overtime services, in accordance with Section II of Exhibit E, and subject to Landlord's reasonable security requirements,
                           Tenant shall have the right to operate its business in the Premises twenty-four hours a day, seven days a week throughout the term of this Lease.

(1) For the purposes of this Lease, "Lease Year" shall be defined as any twelve-(12)-month period during the term of the Lease commencing as of the Rent Commencement Date, or as of any anniversary of the Rent Commencement Date


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PUBLIC LIABILITY INSURANCE:         Bodily Injury - $5,000,000
                                    Property Damage - $5,000,000

1.2    Exhibits. There are eleven (11) Exhibits incorporated as a part of this
       Lease:

               EXHIBIT A - Description of Lot

               EXHIBIT B - Condition of Premises and Landlord's Contribution

               EXHIBIT C - Intentionally Omitted

               EXHIBIT D - Building Standard Tenant Improvements

               EXHIBIT E - Landlord's Services

               EXHIBIT F - Floor Plan

               EXHIBIT G - Required Tenant Work General
                          Conditions

               EXHIBIT H - Intentionally Omitted

               EXHIBIT I  - Form of Letter of Credit

               EXHIBIT J - Approved Exterior Signage

               EXHIBIT K - Present Rights of Existing Tenants to RFO Premises

1.3   Tables of Articles and Sections

                           ARTICLE I - Reference Data

1.1   Subjects Referred To.................................. 1

1.2   Exhibits.............................................. 2

1.3   Table of Articles and Sections ........................ 2

                      ARTICLE II - Premises, Term and Rent

2.1   The Premises.......................................... 8


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
2.2   Rights to Use Common Facilities.......................                  8

2.3   Landlord's Reservations...............................                  8

2.4   Commencement of Term..................................                  9

2.5   Monthly Fixed Rent Payments...........................                  9

2.6   Adjustment for Operating Expenses.....................                  9

2.7   Adjustment for Real Estate Taxes......................                 15

2.8   Due Date of Additional Payments; No Offsets...........                 17

                   ARTICLE III - Alterations and Construction

3.1   Alterations and Additions by Tenant...................                 17

3.2   Real Estate Taxes on Leasehold Improvements...........                 19

3.3   Landlord's Right to Make Alterations..................                 20

3.4   Signage...............................................                 22

           ARTICLE IV - Landlord's Covenants; Interruptions and Delays

4.1   Services Furnished by Landlord........................                 23

4.2   Additional Services Available to Tenant...............                 23

4.3   Additional Air Conditioning Equipment.................                 23

4.4   Roof, Exterior Wall, Floor Slab and Common
          Facility Repair...................................                 24

4.5   Door Signs............................................                 24

4.6   Quiet Enjoyment.......................................                 24


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                         ARTICLE V - Tenant's Covenants

5.1   Payments..............................................                 24

5.2   Repair and Yield Up...................................                 25

5.3   Use...................................................                 25

5.4   Obstructions, Items Visible from Exterior;
          Rules and Regulations.............................                 26

5.5   Safety Appliances.....................................                 26

5.6   Assignment; Sublease..................................                 26

5.7   Indemnity; Insurance..................................                 30

5.8   Personal Property at Tenant's Risk....................                 30

5.9   Right of Entry........................................                 32

5.10  Floor Load; Prevention of Vibration and Noise.........                 32

5.11  Personal Property Taxes...............................                 33

5.12  Payment of Litigation Expenses........................                 33

5.13  Compliance with Insurance Regulations.................                 33

                        ARTICLE VI - Casualty and Taking

6.1   Termination or Restoration; Rent Adjustment...........                 33

6.2   Eminent Domain Damages Reserved.......................                 35

6.3   Temporary Taking......................................                 35

                              ARTICLE VII - Default

7.1   Events of Default.....................................                 35


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
7.2   Damages...............................................                 36

                          ARTICLE VIII - Miscellaneous

8.1   Computation of Rentable Floor Areas...................                 38

8.2   Notice of Lease; Consent of Approval;
          Notices; Bind and Inure...........................                 38

8.3   Landlord's Failure to Enforce.........................                 39

8.4   Acceptance of Partial Payments of Rent;
          Delivery of Keys..................................                 39

8.5   Cumulative Remedies...................................                 39

8.6   Partial Invalidity....................................                 40

8.7   Self-Help.............................................                 40

8.8   Tenant's Estoppel Certificate.........................                 40

8.9   Waiver of Subrogation.................................                 41

8.10  All Agreements Contained..............................                 41

8.11  Brokerage.............................................                 41

8.12  Submission Not an Option..............................                 42

8.13  Applicable Law........................................                 42

8.14  Waiver of Jury Trial..................................                 42

8.15  Holdover..............................................                 42

8.16  Arbitration...........................................                 43

8.17  Requirements of Law - Fines and Penalties.............                 44

8.18  Inability to Perform - Exculpatory Clause.............                 44


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
8.19  Parties Bound - Seizin of Title.......................                 45

             ARTICLE IX - Rights of Parties Holding Prior Interests

9.1   Lease Subordinate.....................................                 45

9.2      Rights of Holder of Mortgage to Notice of
         Defaults by Landlords and to Cure Same.............                 46

                           ARTICLE X - Letter of Credit

10.1     Requirements for Letter of Credit..................                 47

10.2     Landlord's Right to Draw Down Letter of Credit.....                 47

10.3     Tenant's Failure to Deliver Substitute Letter of Credit ..          48

10.4     Return of Collateral...............................                 48

              ARTICLE XI - Tenant's Option to Extend Term of Lease

11.1     Tenant's Option to Extend Term of Lease ............                48

                   ARTICLE XII - Tenant's Right of First Offer

12.1     Tenant's Right of First Offer.......................                51

              ARTICLE XIII - Definition of Fair Market Rental Value

13.1     Definition of Fair Market Rental Value..............                52

                 ARTICLE XIV - Condition of Landlord's Execution

14.1     Condition of Landlord's Execution ..................                54


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                                   ARTICLE II

                             PREMISES, TERM AND RENT

2.1  The Premises

         Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Tenant's Space in the Building. The demise herein excludes exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator shafts, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipe, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if Tenant's Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant's Space with such exclusions is hereinafter referred to as "the Premises." The term "Building" means the building erected on the Lot, and the term "Lot" means all, and also any part of, the land described in Exhibit A in whole or in part and subject to minor adjustments of the lot boundaries. "Property" means the Building and Lot.

2.2  Rights to Use Common Facilities

         Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, corridors, stairways, elevators, exercise room and cafeteria (to the extent that the exercise room and cafeteria area available to the other tenants in the Building), and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways for access to the Building, (c) if the Premises included less than the entire rentable area of any floor, the common toilets, corridors and elevator lobbies of such floor and (d) the common parking facilities adjacent to the Building (Tenant hereby acknowledging that parking is available on a first-come, first-served basis only); and no other appurtenant rights or easements.

2.3  Landlord's Reservations

         Landlord reserves the right from time to time, without unreasonable interference with Tenant's use and upon reasonable notice to Tenant when any such activities shall directly affect the Premises (except that no notice shall be required in emergency situations): (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause


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
(a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises; provided, however, that Landlord will not substantially reduce the usable floor area of the Premises nor will any such work materially adversely affect the appearance of the Premises.

2.4  Commencement of Term

         Tenant shall have and hold the Premises for a period commencing on the date ("Term Commencement Date", as defined in Section 1.1, and, subject to the provisions of this Lease, expiring as of the date ("Termination Date") seven (7) years after the Rent Commencement Date, as defined in Section 1.1. Notwithstanding the foregoing, if the Rent Commencement Date occurs on other than the first day of a calendar month, then the Termination Date shall be the last day of the calendar month in which the seventh (7th) anniversary of the Rent Commencement Date occurs.

2.5  Monthly Fixed Rent Payments

         Commencing as of the Rent Commencement Date, and continuing thereafter throughout the term of this Lease, Tenant shall pay as of the Rent Commencement Date, without notice or demand, monthly installments of 1/12 of (a) the Annual Fixed Rent, and (b) a charge ("Annual Electricity Charge") equal to 95(cent) per annum for each square foot of Rentable Floor Area of the Premises for tenant electricity, as described in Paragraph VI (A) of Exhibit E, in advance on the first day of each month for each full calendar month of the Term, and the corresponding fraction of said amounts for any fraction of a calendar month at the beginning or end of the Term. Notwithstanding the provisions hereof, Tenant shall pay the first monthly installment of Annual Fixed Rent on the execution of this Lease.

         Rental and any other sums due hereunder not paid within ten (10) days after the date due shall bear interest for each month or fraction thereof from the due date until paid computed at the annual rate of two (2) percentage points over the so-called prime rate then currently from time to time charged by The First National Bank of Boston, or at any applicable lesser maximum legally permissible rate for debts of this nature.

         In addition, should Tenant fail to pay when due rental and any other sums due hereunder, Tenant acknowledges that Landlord will incur additional administrative expenses which are difficult to determine. Therefore, in such event, Landlord may assess against Tenant, from and after the tenth business
(10th) day following the date on which any sum shall be due and payable, a late payment fee equal to five (5%) of the sum due from Tenant to Landlord.

2.6  Adjustment for Operating Expenses


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
         A.       Terms used herein are defined as follows:

                  (1) "Operating Year" shall mean any 12 month period elected by Landlord for operating purposes. Landlord's current Operating Year commences on January l of each year. If Landlord should elect to change said Operating Year, Landlord shall notify Tenant thereof, and all calculations required to be made at the end of a Operating Year shall be made and proportioned accordingly.

                  (2) "Operating Expenses for the Property" means the cost of operation of the Property which shall exclude Excluded Expenses, as hereinafter defined, but shall include, without limitation, the following: Premiums for insurance carried with respect to the Property (including insurance against loss in case of fire or casualty, monthly installments of Annual Fixed Rent and any additional rent which may be due under this Lease and other leases of space in the Building and, if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, Workmen's Compensation Insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, repairing, maintaining, or cleaning of the Building or Lot (provided however, that if any individual performs services to the Property on other than a full time basis, the compensation, benefits, premiums and taxes payable in respect of such individual shall be allocated between the Property and other properties for which such individual provides services on the basis of the relative time spent by such individual in providing services for each property); steam, water, sewer, gas, oil and telephone charges; electricity provided to the Building and to the Premises; cost of building and cleaning supplies and equipment; related equipment, facilities and appurtenances, elevators, cooling and heating equipment, provided, however, that (i) if, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures (collectively called "capital expenditures") the total amount of which is not properly includible in Operating Expenses for the Operating Year in which they were made, there shall nevertheless be included in such Operating Expenses and in Operating Expenses for each succeeding Operating Year the amount, if any, by which the annual charge-off (determined as hereinafter provided) of such capital expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the annual charge-off of the capital expenditure for the item being replaced; and (ii) if a new capital item is acquired which does not replace another capital item which has worn out, has become obsolete, etc., then there shall be included in Operating Expenses for each Operating Year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure at an annual rate of either one percentage point over the AA Bond rate [Standard & Poor's corporate composite or, if unavailable, its equivalent] as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual [including fluctuating] rate paid by Landlord in financing the acquisition of such capital item.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Expenses for the Property, including, without limitation, energy-related costs, and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid; cost of maintenance, cleaning and repairs, cost of snow removal and care of landscaping; payments under service contracts with independent contractors or subsidiaries or affiliates of Landlord; management fees not in excess of management fees paid to manage other first class office buildings in the greater Burlington area; and all other expenses paid, in good faith, in connection with the operation, repair, cleaning and maintenance of the Building and Lot.

         If during all or part of any Operating Year, Landlord is not performing or furnishing any item to any portion of the Building (the cost of which, if performed or furnished by Landlord to such portion of the Property would constitute a part of Operating Expenses for the Property) on account of (a) such portion of the Building not being occupied or leased, (b) such item not being required or desired by a tenant, (c) any tenant itself obtaining or providing such item, or (d) any other reason, whether similar or dissimilar to the foregoing; then, Operating Expenses for the Property shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had performed or furnished such item to 100% of the Building.

                  (3) Operating Expenses for the Property shall exclude the following costs ("Excluded Expenses"):

                           1. Salaries of officers and executives of Landlord not connected with the operation of the Property;

                           2. The personnel costs of any employee above the grade of building superintendent, senior building manager or chief engineer;

                           3. All costs related to the preparation of the Premises or another tenant's premises for occupancy by a tenant or other occupant;

                           4. Legal fees and expenses incurred by the Landlord in connection with negotiating leases and occupancy agreements and in


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
                                    connection with any disputes between
                                    Landlord and any tenant or occupant of the Building;

                           5. costs of special services rendered to tenants (including Tenant) for which a separate charge is made,

                           6. Advertising and promotional expenses associated with the marketing of vacant space in the Building;

                           7. Depreciation and amortization, except to the extent provided above;

                           8. Mortgage charges, and interest, except to the extent included in the annual charge-off for a capital item which is permitted to be included in Operating Expenses for the Property in accordance with this Subparagraph (b);

                           9. Costs and expenses incurred by the Landlord in connection with the repair of damage to the Building or Property caused by fire or other casualty, insured or required to be insured against hereunder, to the extent that such costs and expenses exceed the deductible under Landlord's insurance policy;

                           10. Insurance premiums to the extent any unusual tenant activity causes the Landlord's existing insurance premiums to increase or requires the Landlord to purchase additional insurance, but only to the extent such additional cost is identified by the insurer and attributed to another tenant;

                           11. The cost of installing any specialty service such as luncheon club, retail store, sundry shop, newsstand, concession, or athletic or recreational club (Tenant acknowledging that certain costs of operating the exercise room and cafeteria are included in Operating Expenses for the Property);

                           12. The cost of constructing any additions to the Property;

                           13. Damages or penalties incurred due to violation by the Landlord or any other tenant of the Building of any lease;


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                           14.      The cost of making any alterations to the
                                    Building or the Property for the purpose of complying with any laws, rules, regulations or ordinances applicable to the Building which are in effect as of the Execution Date of this Lease;

                           15. The cost of any work performed or service provided to the extent that the Landlord is otherwise reimbursed, other than through Operating Expense escalation provisions included in the leases of the tenants of the Building; and

                           16. items of expense referred to in Section 2.7 hereof.


                  (4) "Operating Expenses Allocable to the Premises", as may be adjusted pursuant to Subparagraph (c) hereof, shall mean the same proportion of the Operating Expenses for the Property as the Rentable Floor Area of Tenant's Space bears to the Rentable Floor Area of the Building actually leased on an average annual basis for said Operating Year.

                  (5) The "Statement" shall mean a statement rendered to Tenant by Landlord within 90 days or as soon thereafter as reasonably possible after the end of each Operating Year. The Statement shall be in reasonable detail, certified by Landlord's representative, and show the Operating Expenses for the Property, the Operating Expenses Allocable to the Premises, amounts already paid by Tenant for Operating Expenses Allocable to the Premises (including Tenant's Operating Expense Base, amounts received on account of Annual Electricity Charge pursuant to Section 2.5 hereof, and amounts paid pursuant to part C of this
Section 2.6), and the amount of Operating Expenses Allocable to the Premises remaining due from or overpaid by Tenant for the Operating Year or fraction thereof covered by the Statement with appropriate prorations for fractional years.

         B. If with respect to any Operating Year of the Term, Operating Expenses Allocable to the Premises exceed Tenant's Operating Expense Base, then Tenant shall pay to Landlord as additional rent the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. Appropriate prorations shall be made for those periods at the beginning or end of the Term which are less than a full Operating Year (Tenant's Operating Expense Base includes the $.95 per Rentable Square Foot charge for Annual Electricity Charge to be paid pursuant to Section 2.5 hereof).

         Within 30 days after the date of delivery of such Statement, Tenant shall pay to Landlord or Landlord shall pay to Tenant as the case may be, the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6, except that Landlord may at its


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
option credit any amounts due from it to Tenant against monthly installments of Annual Fixed Rent next thereafter coming due.

         C. Commencing on the first day of the first month following the delivery to Tenant of the Statement referred to above and on the first day of each month thereafter until delivery to Tenant of the next such Statement, Tenant shall pay to Landlord, on account of Tenant's share of increases in Operating Expenses Allocable to the Premises reasonably anticipated by Landlord for the then current Operating Year, 1/12th of the difference between Operating Expenses Allocable to the Premises calculated by Landlord on the basis of the most recent Operating Expense data or budget available from time to time, and Tenant's Operating Expense Base. Landlord agrees to keep proper books and records of Operating Expenses.

         D. Subject to the provisions of this paragraph, Tenant shall have the right, at Tenant's cost and expense, to examine all documentation and calculations prepared in the determination of Operating Expenses Allocable to the Property:

         (1) Such documentation and calculation shall be made available to Tenant at the offices where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination. Tenant's review shall be conducted in a manner so as not to unreasonably interfere with the conduct of Landlord's business.

         (2) Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a statement of the actual amount of Operating Expenses Allocable to the Premises.

         (3) Any request for examination in respect of any Operating Year may be made no more than ninety (90) days after Landlord advises Tenant of the actual amount of Operating Expenses Allocable to the Premises in respect of such period.

         (4) Such examination may be made only by a national recognized independent certified public accounting firm approved by Landlord. Without limiting Landlord's approval rights, Landlord may withhold its approval of any examiner of Tenant who is, or has, within the last five years prior to Tenant's request, represented any other tenant in the Building or in other buildings owned by Landlord or an affiliate of Landlord, or any examiner of Tenant who is being paid by Tenant on a contingent fee basis.

         (5) As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination. Without limiting the foregoing, such


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
         examiners shall be required to agree that they will not represent any other tenant in the Building or in other buildings owned by Landlord or an affiliate of Landlord.

         E. Any dispute which arises in connection with Operating Expenses Allocable to the Property as the result of any such examination by Tenant shall be submitted to arbitration in accordance with Section 8.16 of this Lease. If, based upon the resolution of any such dispute (whether by agreement of the parties, or by arbitration, as aforesaid), it is determined that Tenant has overpaid Landlord on account of Operating Expenses Allocable to the Property, Landlord shall, at Landlord's election, either promptly refund such overpayment to Landlord or shall credit such overpayment against the next installments of Annual Fixed Rent and other charges due under this Lease.

2.7  Adjustments for Real Estate Taxes

         A.       Terms used herein are defined as follows:

         (1) "Tax Year" means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

         (2) In any Tax Year when the Building has an average annual occupancy rate of less than 95% then "Tax Expenses Allocable to the Premises" means the same proportion of the Landlord's Tax Expenses as Rentable Floor Area of Tenant's Space bears to 95% of the Rentable Floor Area of the Building. In any Tax Year when the Building has an average annual occupancy rate of 95% or more "Tax Expenses Allocable to the Premises" means the same proportion of Landlord's Tax Expenses as Rentable Floor Area of Tenant's Space bears to the Rentable Floor Area of the Building actually leased on an average annual basis for said Tax Year.

         (3) "Landlord's Tax Expenses" with respect to any Tax Year means the aggregate Real Estate Taxes on the Property with respect to that Tax Year, reduced by any abatements actually received with respect to that Tax Year.

         (4) "Real Estate Taxes" means all taxes, levies, betterments, and special assessments of every kind and nature assessed by National, State, Municipal or by any other governmental authority on the Lot or the Building or the Property which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing, operating, use or occupancy of the Lot, the Building, and the Property or based upon rentals derived therefrom; charges, fees and assessments for transit, housing, police, fire or other governmental services or purported benefits to the Building; service or user payments in lieu of taxes; and reasonable expenses of any proceedings for abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable therein) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem tax of real property shall be changed so that in lieu of or in addition to the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Lot or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, than any and all of such taxes shall be included within the term "Real Estate Taxes" but only to the extent that the same would be payable if the Lot, Building or Property were the only property of Landlord. Landlord agrees that all assessments for real estate betterments shall be included in Landlord's Tax Expenses as if apportioned over the longest period permitted by law and Tenant shall only be obligated to pay its respective share of each payment which falls due during the Term. Notwithstanding the foregoing, to the extent that it is determinable from the records of the assessing authority that any increase in Real Estate Taxes is based solely upon improvements to any tenants premises which exclude the Building Standard Tenant Improvement level, as set forth on Exhibit D, such increase shall be excluded from Landlord's Tax Expenses. For any Tax Year in which the assessing authority determines the assessed value of the Property is based upon an income approach, then the immediately preceding sentence shall not apply.

         B. If with respect to any Tax Year of the Term, Tax Expenses Allocable to the Premises exceed Tenant's Tax Base, then Tenant shall pay to Landlord as additional rent the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.7. Appropriate prorations shall be made for those periods at the beginning or end of the Term which are less than a full Tax Year. Within ninety (90) days or as soon thereafter as reasonably possible after the end of such first Tax Year or fraction thereof at the beginning of the Term, and of each succeeding Tax Year during the Term and within ninety (90) days or as soon thereafter as reasonably possible after lease termination, Landlord shall render to Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding Tax Year or fraction thereof, as the case may be, Landlord's Tax Expenses for the Property, and Tax Expenses Allocable to the Premises.

         C. Commencing on the first day of the first month following the delivery to Tenant of the statement referred to above and on the first day of each month thereafter until delivery to Tenant of the next such statement, Tenant shall pay to Landlord, on account toward Tenant's share of increases in Tax Expenses Allocable to the Premises anticipated for the then current Tax Year, 1/12th of the total amount of Tax Expenses Allocable to the Premises as shown on the most recent such statement delivered to Tenant. The statements to be rendered to Tenant referred to above shall also show for the preceding Tax Year amounts of Real Estate Taxes already paid by

Tenant on account for such year and the amount of Tax Expenses Allocable to the Premises remaining due from or overpaid by Tenant for the Tax Year or fraction thereof covered by the statement. Within 30 days after the date of delivery of such statement, Tenant shall pay to Landlord or Landlord shall pay to Tenant as the case may be, the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7, except that Landlord may at its option credit any amounts due from it to Tenant against monthly installments of Annual Fixed Rent next thereafter coming due.

         D. To the extent that Real Estate Taxes shall be payable to the taxing authority in installments for periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments with respect to such periods rather than with respect to such full Tax Year.

2.8  Due Date, Additional Rent; No Offsets

         Except as otherwise specifically provided herein, all sums, amounts, items or charges payable by Tenant to Landlord under this Lease shall be considered as additional rent, and shall be paid by Tenant to Landlord on the first day of the month following the date on which Landlord notifies Tenant of the amount payable or on the tenth day after the giving of such notice, whichever shall be later. Any such notice shall specify in reasonable detail the basis of such additional rent. Annual Fixed Rent and additional rent shall be paid by Tenant to Landlord without offset or deduction.


                                   ARTICLE III

                       TENANT ALTERATIONS AND CONSTRUCTION

3.1  Alterations and Additions by Tenant

         (a) This Section 3.1 shall apply before and during the Term. Tenant shall not make alterations and additions to Tenant's Space except in accordance with plans and specifications and a time schedule therefor first approved by Landlord, in writing which approval shall not be unreasonably withheld or delayed. All alterations and additions to Tenant's Space shall equal or exceed the specifications and quantities provided in Exhibit D. No amendments or additions to Tenant's approved plans shall be made without the prior written consent of Landlord. Such approval shall not be unreasonably withheld or delayed. Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (a) involve or might affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility serving any area of the Building outside the Premises, or (b) will delay completion of the Premises or Building or (c) will require unusual expense to readapt the

Premises to normal office use on Lease termination or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance reasonably acceptable to Landlord for payment of such increased cost and that such readaption will be made prior to such termination without expense to Landlord.

         (b) All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. Landlord may elect to require Tenant at the expiration or sooner termination of the term of this Lease to restore the Premises to substantially the same condition as existed at the Term Commencement Date.

         (c) All of Tenant's alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord in such manner as to not damage the Property or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by Landlord. Such approval shall not be unreasonably withheld or delayed. In the event that Tenant shall engage its own contractors to perform such work, Tenant shall pay to Landlord the reasonable cost of services provided by Landlord or Landlord's contractor to Tenant and to Tenant's contractors while performing such work, which services shall include, but not be limited to, cleaning, security, rubbish removal, electricity, toilet facilities, and elevators. Tenant's contract with any such contractors shall include the Required Tenant Work General Conditions attached hereto as Exhibit G, and Landlord shall have the right to enforce such General Conditions directly against any of Tenant's contractors. Tenant shall defend, save harmless, exonerate and indemnify Landlord from all injury, loss or damage to any person or property occasioned by or growing out of such work, except to the extent that such injury, loss or damage is caused by the negligence of Landlord or the agents and employees of Landlord. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof. Except for work by Landlord's general contractor, Tenant, before its work is started, shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry Workmen's Compensation Insurance in statutory amounts covering all the contractor's and subcontractor's employees, Automobile Liability Insurance and comprehensive public liability insurance and property damage insurance with such limits as Landlord may reasonably require but in no event less than, with respect to public liability insurance, $5,000,000.00 and with respect to property damage insurance, $5,000,000.00 (all insurance to be written in companies reasonably approved by Landlord and insuring Landlord and Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. No installations or work shall be undertaken or begun by Tenant until Tenant has made provision for the receipt by Tenant of written waivers of liens (i.e. for work performed, or materials supplied, through the date of requisition) from all contractors, laborers and suppliers of materials for installations or work, as a condition to payment of each requisition. If the cost of any installation or work to be performed by Tenant in the premises exceeds One Million ($1,000,000.00) Dollars, then Tenant shall, prior to commencing such work, obtain a payment, performance and lien bond, which shall name Landlord as an additional obligee, on behalf of its general contractor.

         (d) In no event shall any material or equipment be incorporated in or added to the Premises, so as to become a fixture or otherwise a part of the Building, in connection with any such alteration, decoration, installation, addition or improvement which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. Any mechanic's lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant's expense, by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant's expense and Tenant shall reimburse Landlord for any expense or cost incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor.

         (e) All installations or work done by Tenant shall be at its own expense (subject, however, to Landlord's obligation to provide Landlord's Contribution in accordance with Exhibit B), and shall at all times comply with
(i) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof; (ii) orders, rules and regulations of any Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, and governing insurance rating bureaus; (iii) Rules and Regulations of Landlord; and (iv) plans and specifications prepared by and at the expense of Tenant theretofore submitted to and approved by Landlord. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors.

3.2  Real Estate Taxes on Leasehold Improvements

         If under Massachusetts law or regulations, the tax assessor is required to include leasehold (real property) improvements in determining the assessed value of the Building, then to the extent that Tenant makes leasehold improvements (including Tenant's original installation and Tenant's subsequent alterations, additions, substitutions and improvements) which are in excess of the Building Standard Tenant Improvements set forth in Exhibit D, whether done prior to or after the commencement of the Term of this Lease, Tenant shall pay the real estate taxes attributable to the value of such excess leasehold improvements throughout the Term of this Lease within thirty (30) days after being billed therefor by Landlord.

3.3  Landlord's Right to Make Alterations

         A. Upon at least forty-eight (48) hours' advance notice to Tenant, except in case of emergency, Landlord reserves the right, exercisable by itself or its nominee, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant's obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises, provided however, that Landlord's right to make improvements within the Premises shall be subject to limitations set forth in Section 2.3) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators, and stairways thereof, as it may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building, provided, however, that: (i) there be no unreasonable obstruction of the right to access to, or unreasonable interference with the use of the Premises by Tenant, (ii) Landlord does not reduce the useable floor area of the Premises, or
(iii) Landlord does not diminish or materially adversely affect the current quality of the Building. Nothing contained in this Section 3.3 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority.

         B. Landlord reserves the right to adopt at any time and from time to time to change the name or address of the Building. In the event that Landlord makes any such change in name or address more than once during the term of this Lease, then Landlord shall promptly reimburse Tenant for the reasonable cost (not to exceed $2,500.00) incurred by Tenant in replacing its stationery and business cards.

         C. Neither this Lease nor any use by Tenant shall give Tenant any right or easement for the use of any door or any passage or any concourse connecting with any other building or to any public convenience, and the use of such doors, passes and concourses and of such conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligation of Tenant hereunder or incurring any liability to Tenant therefor, provided, however, that there be no unreasonable obstruction of the right to access to, or unreasonable interference with the use of the Premises by Tenant.

         D. Subject to Paragraphs F and G of this Section 3.3, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building, however the necessity may occur provided, however, that Landlord shall use reasonable efforts not to interfere with Tenant's use of the Premises. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord's part, by reason of any cause reasonably beyond Landlord's control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Paragraphs F and G of this Section 3.3 and in Section 6.1, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises; provided however, that Landlord shall use reasonable efforts to make such repair, restoration or improvements or restore such service as soon as is reasonably practicable.

         E. Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

         F. Notwithstanding anything to the contrary in this Lease contained, if due to: (i) any such repairs, alterations, replacements, or improvements made by Landlord, (ii) to Landlord's failure to make any repairs, alterations, or improvements required to be made by Landlord, or (iii) any interruption of services required to be provided by Landlord to Tenant under this Lease, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant's business is materially adversely affected, then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period and that such untenantability and Landlord's inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant's agents, employees or contractors, Annual Fixed Rent, Annual Electricity Charges, Operating Expenses Allocable to the Premises, and Tax Expenses Allocable to the Premises shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected. For the purposes hereof, the "Premises Untenantability Cure Period" shall be defined as ninety (90) consecutive days after Landlord's receipt of written notice from Tenant of the condition causing untenantability in the Premises.

         G. Notwithstanding anything to the contrary herein contained, if due to: (i) such repairs, alterations, replacements or improvements made by Landlord, (ii) Landlord's failure to make any repairs, alterations or improvements required to be made by Landlord, or (iii) Landlord's failure to provide any services which Landlord is required to provide under this Lease, any material portion of the Premises becomes untenantable for a period of eleven
(11) months after Landlord's receipt of written notice of such condition from Tenant, then, provided that Tenant ceases to use the affected portion of the Premises during the entire period of such untenantability, such untenantability and Landlord's inability to cure such condition is not caused by the fault or neglect of Tenant, or Tenant's agents, employees or contractors, then Tenant may terminate this Lease by giving Landlord written notice as follows:

         (1) Said notice shall be given after said eleven (11) month period.

         (2) Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

         (3) If said condition is remedied on or before said effective date, said notice shall have no further force and effect.

         (4) If said condition is not remedied on or before said effective date for any reason other then Tenant's fault, as aforesaid, the Lease shall terminate as of said effective date, and the Annual Fixed Rent, escalations and other charges due under the Lease shall be apportioned as of said effective date.

         H. The provisions of Paragraphs F and G of this Section 3.3 shall not apply in the event of untenantability caused by fire, other casualty, or taking (see Article 6).

3.4      Signage

         Except as provided in Section 4.5 and this Section 3.4, Tenant shall have no right to install or maintain any signage in or about the Premises, the Building or the Property. Notwithstanding the foregoing, provided that Lightbridge, Inc. is occupying the entirety of the Premises initially demised to Tenant, Tenant shall be permitted, subject to Landlord's approval to erect a sign on the facade of the Building. Such sign shall be the same size and in the same location ("Present Exterior Sign Location") as the existing signage of the present tenant of the Premises. Landlord hereby approves the signage (if any) shown on Exhibit J to be installed in the Present Exterior Sign Location. Said sign shall be erected in accordance with the by-laws of the Town of Burlington, Massachusetts. Tenant shall, at Tenant's sole cost and expense, maintain such signage in good condition throughout the term of the Lease. Notwithstanding anything to the contrary herein contained, upon the earlier of: (x) the termination of the term of this Lease, or (y) the date that Lightbridge, Inc., itself, ceases to occupy the entirety of the Premises initially demised to Tenant, Tenant shall, at Tenant's sole cost and expense, remove such signage from the Building and shall repair any damage to the Building caused by the installation, maintenance or removal of such signage. Landlord shall, prior to June 15, 1997, remove or cause to be removed, the existing Tenant's sign on the facade of the Building and shall repair or cause to be repaired any damage caused by such removal.

                                   ARTICLE IV

                 LANDLORD'S COVENANTS; INTERRUPTIONS AND DELAYS

Landlord covenants:

4.1  Services Furnished by Landlord

         To furnish services, utilities, facilities and supplies ("Landlord's Services") set forth in Exhibit E, which Landlord's Services Landlord shall have the right to change, from time to time, provided that Landlord's Services (i.e. at the time that Landlord changes such services) shall be equal in quality and quantity to those customarily provided by landlords in comparable buildings in the Burlington area.

4.2  Additional Services Available to Tenant

         To furnish, at Tenant's expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Burlington area upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Landlord represents that, as of the Execution Date of this Lease, the additional charge for heat is $33.00 per hour per Pod and the additional charge for air-conditioning is $48.00 per hour per Pod. Such charges are subject to change, from time to time, based upon the actual cost to Landlord of providing such service.

4.3  Additional Air Conditioning Equipment

         In the event Tenant requires additional air conditioning for business machines, meeting rooms or other special purposes, or because of occupancy or excess electrical loads, any additional air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment, such additional air conditioning equipment will be installed and maintained by Landlord at Tenant's sole cost and expense, but only if Tenant has obtained Landlord's prior written consent, which consent shall not be unreasonably withheld and if the same will not cause damage or injury to the Building or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants; and Tenant shall reimburse Landlord in such an amounts as will compensate it for the cost incurred by it in operating such additional air conditioning equipment.

4.4  Roof, Exterior Wall, Floor Slab, and Common Facility Repair

         Except as otherwise provided in Article VI to make such repairs to the roof, exterior walls, floor slabs, plumbing, electrical and mechanical systems installed by Landlord and common areas and facilities as may be necessary to keep them in good condition, the expense of which shall be charged in accordance with Section 2.6. Landlord shall maintain the landscaping, driveways and parking areas in a clean and neat condition and shall remove snow and ice from driveways and parking areas as is reasonably necessary.

4.5  Door Signs

         To provide and install, at Tenant's expense, letters or numerals on doors in the Premises to identify Tenant's name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises. Landlord agrees, during the term of this Lease, to list Tenant's name in any building directory. The initial listing shall be at Landlord's cost and expense. Any change in any such building directory listing shall be at Tenant's cost and expense.

4.6  Quiet Enjoyment

         Landlord covenants that if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease.


                                    ARTICLE V

                               TENANT'S COVENANTS

         Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

5.1  Payments

         To pay when due all Annual Fixed Rent and additional rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit E) and, as further additional rent, all charges for additional services rendered pursuant to Section 4.2;

5.2  Repair and Yield Up

         Except as otherwise provided in Article VI and Section 4.4, to keep the Premises in as good order, repair and condition as they were on the Term Commencement Date, reasonable wear and tear, damage caused by casualty, and damage caused by taking only excepted, and all glass in windows (except glass in exterior walls of the Building unless the damage thereto is attributable to Tenant's negligence or misuse) and doors of the Premises whole and in good condition with glass of the same quality as that injured or broken, damage by fire only excepted; and at the expiration or termination of this Lease, peaceably to yield up the Premises and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear, damage caused by casualty, and damage caused by taking only excepted, first removing all goods and effects of Tenant and, to the extent specified by Landlord by notice ("Improvement Removal Notice") to Tenant given at least ten (10) days before such expiration or termination, all alterations and additions made by Tenant and all partitions, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. If Tenant so requests in writing at the time that Tenant requests Landlord's approval of any alteration or addition, Landlord shall give its Improvement Removal Notice (i.e. Landlord shall make its election as to whether such alteration or addition is to be removed at the end of the term of this Lease), at the time that Landlord approves Tenant's plans for the same.

         Tenant will remove any personal property from the Building and the Premises upon or prior to the expiration or termination of this Lease and any such property which shall remain in the Building or the Premises thereafter shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Annual Fixed Rent, additional or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under Section 7.2 hereof or pursuant to law.

5.3  Use

         Continuously from the commencement of the Term to use and occupy the Premises for the Permitted Uses, and not to injure or deface the Premises, Building or Lot, nor to permit in the Premises any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of first class quality in maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

5.4      Obstructions, Items Visible from Exterior;
         Rules and Regulations

         Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Lot used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations now or hereafter made by Landlord, or which Tenant has been given notice, for the care and use of the Building and Lot and their facilities and approaches. Landlord shall use reasonable efforts to enforce such Rules and Regulations; provided however, that in no event shall Landlord be liable to Tenant for the failure of other occupants of the Building to conform to such Rules and Regulations or for any other act or omission of other occupants of the Building.

5.5  Safety Appliances

         To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall be construed to broaden in any way Tenant's Permitted Uses.

5.6  Assignment; Sublease

         A. Except as provided in this Section 5.6, Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, voluntarily, by operation of law or otherwise, and that neither the Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or permitted to be used or occupied, or utilized for desk space for mailing privileges, by anyone other than Tenant, or for any use or purposes other than the Permitted Uses stated in Article 1, or be sublet, or offered or advertised for subletting. Notwithstanding the foregoing, it is hereby expressly understood and agreed, however, if Tenant is a corporation, that the assignment or transfer of this Lease, and the term and estate hereby granted, to any corporation into which Tenant is merged or with which Tenant is consolidated which corporation shall have a net worth at least equal to that of Tenant immediately prior to such merger or consolidation (such corporation being hereinafter called "Tenant Successor"), shall not be deemed to be prohibited hereby is, and upon the express condition that such Tenant Successor and Tenant shall promptly execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby such Tenant Successor shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed, and whereby such Tenant Successor shall expressly agree that the provisions of this Section 5.6 shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers.

         B. Notwithstanding anything to the contrary in the Lease contained:

                  1. Tenant shall, prior to offering or advertising the Premises, or any portion thereof for sublease or assignment give Landlord a Recapture Offer, as hereinafter defined.

                  2. For the purposes hereof a "Recapture Offer" shall be defined as a notice in writing from Tenant to Landlord which:

                           (a) States that Tenant desires to sublet the Premises, or a portion thereof, or to assign its interest in this Lease.

                           (b) Identifies the affected portion of the Premises ("Recapture Premises").

                           (c) Identifies the period of time ("Recapture Period") during which Tenant proposes to sublet the Recapture Premises or to assign its interest in the Lease.

                           (d) Offers to Landlord to terminate the Lease in respect of the Recapture Premises (in the case of a proposed assignment of Tenant's interest in the Lease or a subletting for the remainder of the term of the Lease) or to suspend the term of the Lease pro tanto in respect of the Recapture Period (i.e. the term of the Lease in respect of the Recapture Premises shall be terminated during the Recapture Period and Tenant's rental obligations shall be reduced in proportion to the ratio of the Total Rentable Area of the Recapture Premises to the Total Rentable Area of the premises then demised to Tenant).

                  3. Landlord shall have forty-five (45) days to accept a Recapture Offer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer, then Landlord agrees that it will not unreasonably withhold or delay its consent to a sublease of the Recapture Premises for the Recapture Period, or an assignment of

                           Tenant's interest in the Lease, as the case may be, to a Qualified Transferee, as hereinafter defined.

                  4. For the purposes hereof, a "Qualified Transferee" shall be defined as a person, firm or corporation which, in Landlord's reasonable opinion:

                           (a) is financially responsible and of good reputation; and

                           (b) is engaged in a business, the functional aspects of which, with respect to the Premises, are similar to the use of other premises made by other office space tenants in the Building; and

                           (c) is not a Restricted Building Occupant, as hereinafter defined.

                  5. For the purposes hereof, a "Restricted Building Occupant" shall be defined as any tenant or subtenant of the Building who:

                           (a) Desires to sublease the Recapture Premises for expansion purposes only; and

                           (b) Such Occupant's occupancy of the Recapture Premises will not, either directly or indirectly, cause a vacancy in the premises which such occupant then occupies in the Building; and

                           (c) Such Occupant's need, as to the size of premises and length of term, cannot then (i.e., at the time that Tenant requests Landlord's consent to such Occupant) be satisfied by Landlord.

                  6. Notwithstanding anything to the contrary in this Paragraph B contained:

                           (a) If Tenant is in default (i.e. after giving of any applicable notice and the expiration of any applicable grace periods) of its obligations under the Lease at the time that it makes the aforesaid offer to Landlord, such default shall be deemed to be a "reasonable" reason for Landlord withholding its consent to any proposed subletting or assignment; and

                           (b) If Tenant does not enter into a sublease with a subtenant (or an assignment to an assignee, as the case may be) approved by Landlord, as aforesaid, on or before the date which is one hundred (100) days after the earlier of: (x) the expiration of said forty-five (45) day period, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant's offer to terminate or suspend the Lease, then Landlord shall have the right arbitrarily to withhold its consent to any subletting or assignment proposed to be entered into by Tenant after the expiration of said one hundred (100) day period unless Tenant again offers, in accordance with this Paragraph B, either to terminate or to suspend the Lease in respect of the portion of the premises proposed to be sublet (or in respect of the entirety of the premises in the event of a proposed assignment, as the case may be). If Tenant shall make any subsequent offers to terminate or suspend the Lease pursuant to this Paragraph B, any such subsequent offers shall be treated in all respects as if it is Tenant's first offer to suspend or terminate the Lease pursuant to this Paragraph B, provided that the period of time Landlord shall have in which to accept or reject such subsequent offer shall be thirty (30) days.

                  7. Notwithstanding anything to the contrary herein contained, Tenant shall have no right, under this Paragraph B hereof, prior to the date one (1) year after the Term Commencement Date. Without limiting the foregoing, Tenant shall have no right to give Landlord a Recapture Offer prior to the date one (1) year after the Term Commencement Date.

                  8. No subletting or assignment shall relieve Tenant of its primary obligation as party-Tenant hereunder, nor shall it reduce or increase Landlord's obligations under the Lease provided, however, that Tenant's obligations or Tenant hereunder shall be suspended with respect to the Recapture Space during the Recapture Period if Landlord elects to accept a Recapture Offer.

         C. In the event of an assignment of this Lease or a sublease of the premises or any portion thereof to anyone other than a Tenant Successor, Tenant shall pay to Landlord fifty (50%) percent of any Net Sublease Profits (as defined below), payable in accordance with the following.

In the case of an assignment of this Lease, "Net Sublease Profit": (1) shall be defined as a lump sum in the amount (if any) by which any consideration paid by the assignee in consideration of or as an inducement to Tenant to make said assignment exceeds the reasonable attorneys' fees, construction costs and brokerage fees incurred by Tenant in order to effect such assignment (collectively, "Sublease Expenses"), and (2) be payable concurrently with the payment to be made by the assignee to Tenant. In the case of a sublease, "Net Sublease Profit": (3) shall be defined as a monthly amount equal to the amount by which the sublease rent and other charges payable by the subtenant to Tenant under the sublease exceed the sum of the rent and other charges payable under this Lease for the premises or allocable to the sublet portion thereof, plus a monthly amount equal to the Sublease Expenses divided by the number of months in the term of the sublease, and (4) shall be payable on a monthly basis concurrently with the subtenant's payment of rent to Tenant under the sublease.

         D. If Tenant is an individual who uses and/or occupies the Premises with partners, or if Tenant is a partnership, then:

                  (i) Each present and future partner shall be personally bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed; and

                  (ii) In confirmation of the foregoing, Landlord may (but without being required to do so) request (and Tenant shall duly comply) that Tenant, at the time that Tenant admits any new partner to its partnership, shall require each such new partner to execute an agreement in form and substance satisfactory to Landlord whereby such new partner shall agree to be personally bound by and upon all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed, without regard to the time when such new partner is admitted to partnership or when any obligations under any such covenants, etc., accrue.

         E. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

         F. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, then due and hereafter becoming due, but no assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Any consent by Landlord to a particular assignment or subletting shall not in any way diminish the prohibition stated in the first sentence of this Section 5.6 or the continuing liability of the Tenant named in Article 1 as the party-Tenant under this Lease. No assignment or subletting or use of the Premises by an affiliate of Tenant shall affect the Permitted Uses for which the Premises may be used as stated in Article 1.

5.7  Indemnity; Insurance

         To defend with counsel first reasonably approved by Landlord, save harmless, and indemnify Landlord from any liability for injury, loss. accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees), (i) arising from (a) the omission, fault, willful act, negligence or other misconduct of Tenant, or of Tenant's employees, agents or contractors, or (b) from any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord or of Landlord's employees, agents, or contractors, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease; to maintain in responsible companies qualified to do business, and in good standing, in Massachusetts public liability insurance covering the Premises insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to those stated in
Article 1 and from time to time during the Term shall be for such higher limits, if any as are customarily carried in the Burlington area with respect to similar properties, and Workmen's Compensation Insurance with statutory limits covering all of Tenant's employees working in the Premises, and to deposit promptly with Landlord certificates for such insurance, and all renewals thereof bearing the endorsement that the policies will not be canceled until after ten (10) days' written notice to Landlord.

5.8  Personal Property at Tenant's Risk

         That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant, and all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Lot, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any person, for any injury, loss, damage or liability to the extend such indemnity, hold harmless or exoneration is prohibited by law.

5.9  Right of Entry

         To permit Landlord and its agents: to examine the Premises at reasonable times and upon reasonable notice (except that no notice shall be required during an emergency or during normal cleaning operations), if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant's expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and at reasonable times and upon reasonable notice to Tenant to show the Premises to prospective tenants during the eighteen months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times. At Tenant's election, a representative of Tenant may accompany Landlord and its agents during any such entry.

         Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand or any receiver, trustee, assignee for the benefit of creditors, sheriff, marshall or court officer entitled to, or reasonably purporting to be entitled to, such access for the purposes of taking possession of, or removing, Tenant's property or for any other lawful purposes (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representation of the fire, police, building, sanitation or other department of the city, state or federal governments.

5.10  Floor Load; Prevention of Vibration and Noise

         Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as properly to distribute the weight thereof; Tenant's business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Notwithstanding the foregoing, subject to obtaining Landlord's prior written approval, which approval shall not be unreasonably withheld, Tenant shall have the right to exceed the foregoing floor loading limit for its data center, provided that Tenant construct such structural support as is necessary to allow such floor loading.

5.11  Personal Property Taxes

          To pay promptly when due all taxes which may be imposed upon personal property (including without limitation, fixtures and equipment) in the Premises to whomever assessed.

5.12  Payment of Litigation Expenses

          As additional rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement (in litigation or arbitration proceedings, as the case may be) by Landlord of any obligations of Tenant under this Lease. Landlord agrees to pay all reasonable costs, counsel and other fees incurred by Tenant in connection with the successful enforcement (in litigation or arbitration proceedings, as the case may be) by Tenant of any obligation of Landlord under this Lease.

5.13  Compliance with Insurance Regulations

          Not to do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with the terms of the Massachusetts standard form of fire, boiler, sprinkler, water damage or other insurance policies covering the Building and the fixtures and property therein; Tenant shall, at its own expense, comply with all rules, regulations, and requirements of the National Board of Fire Underwriters or any state or other similar body having jurisdiction, and shall not knowingly do or permit anything to be done in or upon the Premises in a manner which increases the rate of fire insurance upon the building or on any property or equipment located therein.


                                   ARTICLE VI

                               CASUALTY AND TAKING

6.1  Termination or Restoration; Rent Adjustment

         A. In case during the Term all or any material part of the Premises or the Building or the Lot are damaged materially by fire or other casualty or by action of public or other authority in consequence thereof, or are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord's election, which may be made notwithstanding Landlord's entire interest may have been divested, by notice given to Tenant within three
(3) months after the casualty or taking specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than 15 nor more than 30 days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage or taking, subject, however, to the following provisions.

         B. If in any such case the Premises, Tenant's means of access thereto, rendered unfit for use and occupation and this Lease is not so terminated, Landlord shall use due diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section 6.1), subject to the then applicable statutes, building codes, zoning ordinances, and regulations of any governmental authority and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord) to put the Premises or Tenant's means of access, or in case of taking what may remain thereof (excluding in case of both casualty and taking any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.2), into proper condition for use and occupation and a just proportion of the Annual Fixed Rent and additional rent according to the nature and extent of the injury shall be abated from the date of such casualty or taking until the Premises or the means of access, or such remainder shall have been put by Landlord in such condition; and in case of taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and additional rent shall be abated for the remainder of the Term.

         C. In the event that the premises or the Building are damaged by fire or other casualty to such an extent so as to render the premises untenantable, and if Landlord shall fail to substantially complete said repairs or restoration within a period ("Restoration Period") which is eleven (11) months after the date of such fire or other casualty for any reason other than Tenant's fault, Tenant may terminate this Lease by giving Landlord written notice as follows:

         (1)      Said notice shall be given after said Restoration Period.

         (2) Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

         (3) If said repairs or restoration are substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant's contractors) after Landlord receives such notice, said notice shall have no further force and effect.

         (4) If said repairs or restoration are not substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant's contractors) after Landlord receives such notice, the Lease shall terminate as of said effective date.

         D. If there is taking which reduces the ratio of parking spaces serving the Building to less than 3.0 parking spaces per 1,000 square feet of occupied rentable area in the Building ("Minimum Parking Ratio"), Tenant shall have the right to terminate the term of this Lease by giving written notice to Landlord within thirty (30) days of the loss of the use of parking spaces by Tenant. If Landlord fails, within ninety (90) days of Landlord's receipt of Tenant's notice to provide alternate parking within a reasonable distance from the Building satisfying the Minimum Parking Ratio, then the term of this Lease shall terminate as of the date ninety (90) days after Landlord receives such notice.

6.2  Eminent Domain

         Landlord reserves to itself any and all rights to receive awards made for damages to the Premises and Building and Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from to time request. Tenant hereby irrevocably designates and appoints Landlord as its attorney-in-fact to execute and deliver in Tenant's name and behalf all such further assignments thereof. Notwithstanding anything to the contrary herein contained, Tenant shall be entitled to receive any separate award for relocation expenses and for the cost of its trade fixtures.

6.3  Temporary Taking

         In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant's obligations under Section 5.2 with respect to surrender of the Premises and upon such payment shall be excused from such obligations.


                                   ARTICLE VII

                                     DEFAULT

7.1  Events of Default

         If (a) Tenant shall neglect or fail to perform or observe any of Tenant's covenants or agreements herein, including the obligation to pay, when due, Annual Fixed Rent or additional rent, and such failure continues, in the case of Annual Fixed Rent or additional rent, for more than ten (10) days after written notice thereof, or in any other case, for more than thirty (30) days after written notice thereof and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days, provided however, that no such notice need be given and no such default shall be curable if on two
(2) prior occasions within the same calendar year there had been a default which had been cured after notice thereof had been given by Landlord to Tenant as herein provided; or if Tenant or any guarantor or any guarantor of any of Tenant's obligations under this Lease, (b) is not paying its debts as such debts become due, becomes insolvent, seeks relief under any chapter of the U.S. Bankruptcy Code (or any insolvency or similar law of any jurisdiction), or (c) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors; or (d) makes an assignment or trust mortgage for the benefit of creditors or (e) if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or such guarantor, or (f) Tenant shall desert or abandon the Premises or the same shall become, or appear to have become, vacant (whether or not the key shall have been surrendered or the rent shall have been paid), or (g) any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 5.6 hereof then, in any such case, whether or not the Term shall have begun, Landlord may immediately, or at any time while such default exists and without further notice, terminate this Lease by entry by Landlord or upon the giving of notice to Tenant, and this Lease shall come to an end as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

7.2  Damages

         In the event that this Lease is terminated under any of the provisions contained in Section 7.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the present value of the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved there shall be included, in addition to the Annual Fixed Rent and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such ending to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next foregoing covenant Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 7.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's expenses incurred by Landlord in good faith in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.

         In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this
Section 7.2, and Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 7.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to: (i) the aggregate of the Annual Fixed Rent and additional rent accrued under Section 2.5, 2.6 and 2.7 in the period commencing as of the date of such termination and ending as of the earlier of: (x) the date 12 months ended next following such termination, and (y) the last day of the then current term of the Lease, plus (ii) the amount of Annual Fixed Rent and additional rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 7.2 up to the time of payment of such liquidated damages.

         Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1  Computation of Rentable Floor Areas

         For all purposes of this Lease, (a) the rentable area for single tenant office floors is the gross area of the floor measured from the plane of the inside surface of the exterior glass line deducting therefrom the non rentable areas of the floor and adding a pro-rata share of the building common area, but allowing no deductions for columns or projections within such floor, (b) the rentable area for multi-tenant office floors is the gross area of Tenant's Space measured from the plane of the inside surface of the exterior glass line to the middle of the demising walls, and adding a pro-rata share of the building common areas and of the floor common area, but allowing no deductions for columns or projections within such floor, (c) non-rentable areas of the floor are: public elevator shafts and elevator machine rooms, machinery shafts and common stairways and stairwells, (d) floor common areas are restrooms, elevator lobby, janitor closets, common corridors, and mechanical rooms, (e) the building common area is the first floor lobby, loading dock, mail room, electrical equipment, mechanical room and health club.

8.2  Notice of Lease; Consent of Approval; Notices;
     Bind and Inure

         The titles of the Articles are for convenience only and are not to be considered in construing this Lease. Tenant agrees not to record this Lease, but upon request of either party both parties shall execute and deliver a notice of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the term expires, an instrument in such form acknowledging the date of termination. Whenever any notice, approval, consent, request or election is given or made pursuant to this Lease it shall be in writing. Communications and payments shall be addressed if to Landlord at Landlord's Original Address or at such other address as may have been specified by prior notice to Tenant, and if to Tenant, at Tenant's Original Address or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly given when mailed by registered or certified mail, return receipt requested. If Landlord by notice to Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by Tenant shall be paid or given to the person designated until notice to the contrary is received by Tenant from Landlord. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of ownership.

8.3  Landlord's Failure to Enforce

         The failure of Landlord to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or with respect to such failure of Landlord to enforce any of the Rules and Regulations referred to in Section 5.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rule or Regulation. Notwithstanding the foregoing, Landlord agrees to use reasonable efforts to enforce said Rules and Regulations against such other tenants of the Building, provided however, that in no event shall Landlord be liable to Tenant on account of the acts or omissions of the tenants of the Building. The receipt by Landlord of Annual Fixed Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant, to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.4  Acceptance of Partial Payments of Rent; Delivery of Keys

         No acceptance by Landlord of a lesser sum than the Annual Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of Landlord or to Landlord's agent or any employee thereof shall not operate as a termination of this Lease or surrender of the Premises.

8.5  Cumulative Remedies

         The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.6  Partial Invalidity

         If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

8.7  Self-Help

         If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of 2 1/2 percentage points over the then prevailing prime rate in Boston as set by The First National Bank in Boston) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

8.8  Tenant's Estoppel Certificate

         Tenant agrees from time to time, upon not less than fifteen (15) days' prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and additional rent and to perform its other covenants under this Lease and that, to the best of Tenant's knowledge, there are no uncured defaults of Landlord or Tenant under this lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail), and the dates to which the Annual Fixed Rent, additional rent and other charges have been paid. Any such statement delivered pursuant to this Section 8.8 may be relied upon by a prospective purchaser or mortgagee of the Premises or any prospective assignee of any mortgagee of the Premises. Time is of the essence in respect of any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sale and the like. Tenant hereby appoints Landlord Tenant's attorney-in-fact in its name and behalf to execute such statement if Tenant shall fail to execute such statement within such fifteen-(15)-day period.

8.9  Waiver of Subrogation

         In any case in which Tenant shall be obligated to pay to Landlord any loss, cost, damage, liability, or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof (i) the net proceeds of any insurance collected by Landlord for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable, and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril against which Landlord has agreed to procure insurance coverage under the terms of this Lease, the amount of such insurance coverage, whether or not actually procured by Landlord.

         In any case in which Landlord or Landlord's agents shall be obligated to pay to Tenant any loss, cost, damage, liability or expense suffered or incurred by Tenant, Tenant shall allow to Landlord and Landlord's agents as an offset against the amount thereof (i) the net proceeds of any insurance collected by Tenant for or on account of such loss, cost, damage, liability, or expense, provided that the allowance of such offset does not invalidate the policy or policies under which such proceeds were payable and (ii) the amount of any loss, cost, damage, liability or expense caused by a peril covered by fire insurance with the broadest form of property insurance generally available on property in buildings of the type of the Building, whether or not actually procured by Tenant.

         The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy covering the Premises and the Building and personal property, fixtures and equipment located thereon and therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Having obtained such clauses and/or endorsements each party hereby agrees that it will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from firm or other perils covered by such property insurance.

8.10  All Agreements Contained

          This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

8.11  Brokerage

          Landlord and Tenant each warrant that they have had no dealings with any broker or agent other than Fallon, Hines & O'Connor and Meredith & Grew ("Co-Brokers") in connection with the Lease and covenant to defend, hold harmless and indemnify each other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent claiming by or through them with respect to dealings in connection with this Lease or the negotiation thereof. Landlord agrees to pay Co-Brokers a commission in connection with the execution of this Lease pursuant to separate agreements between Landlord and Co-Brokers.

8.12  Submission Not an Option

          The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease.

8.13  Applicable Law

          This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

8.14  Waiver of Jury Trial

          Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or claim of injury or damages.

8.15  Holdover

          If Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof after the expiration or prior termination of the term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, then, prior to the acceptance of any payments for rent or use and occupancy by Landlord, the person remaining in possession shall be deemed a tenant-at-sufferance. Whereas the parties hereby acknowledge that Landlord may need the Premises after the expiration or prior termination of the term of the Lease for other tenants and that the damages which Landlord may suffer as the result of Tenant's holding-over cannot be determined as of the date of this Lease, in the event that Tenant so holds over, Tenant shall pay to Landlord in addition to all rental and other charges due and accrued under the Lease prior to the date of termination, charges (based upon the fair market rental value of the Premises) for use and occupation of the Premises thereafter and, in addition to such sums and any and all other rights and remedies which Landlord may have at law or in equity, an additional use and occupancy charge in the amount of fifty percent (50%) of either the Annual Fixed Rent and other charges calculated (on a daily basis) at the highest rate payable under the terms of this Lease, but measured from the day on which Tenant's hold-over commenced and terminating on the day on which Tenant vacates the Premises or the fair market rental value of the Premises for such period, whichever is greater. Notwithstanding the foregoing, Landlord shall have the right to elect to recover any other damages which Landlord is permitted to recover under this Lease in lieu of said liquidated damages by giving Tenant written notice of such election. From and after the date on which Landlord gives Tenant such notice, said liquidated damages shall cease to accrue and Tenant shall be liable to Landlord for any damages recoverable under this Lease which accrue thereafter.

8.16  Arbitration

          Any disputes relating to provisions or obligations in this Lease as to which a specific provision for a reference to arbitration is made herein shall be submitted to arbitration in accordance with the provisions of applicable state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association's office in the city wherein the Building is situated (or the nearest other city having an Association office). The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the Superior Court of the Commonwealth of Massachusetts. The parties consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and further agree that any process or notice of motion or other application to the Superior Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. No arbitrable dispute shall be deemed to have arisen under this Lease prior to (i) the expiration of the period of twenty
(20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof; and (ii) where a Tenant payment is in issue, the amount billed by Landlord having been paid by Tenant.

8.17  Requirements of Law - Fines and Penalties

          Tenant at its sole expense shall comply with all laws, rules, orders and regulations, including, without limitation, all energy-related requirements, of Federal, State, County and Municipal Authorities and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to or arising out of Tenant's use or occupancy of the Premises provided, however, that Tenant shall not be required to make structural alterations or to replace Building systems unless such changes are required because of Tenant's particular use of the Premises. Tenant shall reimburse and compensate Landlord for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to nonperformance or noncompliance with or breach or failure to observe any item, covenant, or condition of this Lease upon Tenant's part to be kept, observed, performed or complied with. If Tenant receives notice of any violation of law, ordinance, order or regulation applicable to the Premises, it shall give prompt notice thereof to Landlord. Landlord represents that, as of the Execution Date, Landlord has not received any notice that the Buildings are with any such laws, rules, orders and regulations.

8.18  Inability to Perform - Exculpatory Clause

          This Lease and the obligations of Tenant to pay rent hereunder and perform all the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, replacement, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any other similar or dissimilar cause whatsoever beyond Landlord's reasonable control, including but not limited to, governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any department thereof of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other similar or dissimilar emergency. In each such instance or inability of Landlord to perform, Landlord shall exercise reasonable diligence to eliminate the cause of such inability to perform. This paragraph shall not extend Tenant's abatement and termination rights as set forth in Paragraphs F and G of Section 3.3 or Tenant's termination right as set forth in
Section 6.1.

         Tenant shall neither assert nor seek to enforce any claim or breach of this Lease against any of Landlord's assets other than Landlord's equity interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord or Landlord's agents under this Lease or otherwise, it being specifically agreed that in no event shall Landlord (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals, agents or representatives, and the like, disclosed or undisclosed, thereof) ever by personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord's assets other than the Landlord's interest in the Building, as aforesaid. In no event shall Landlord (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential damages. If by reason of Landlord's failure to complete construction of the Premises, Landlord shall be held to be in breach of this Lease, Tenant's sole and exclusive remedy shall be a right to terminate this Lease.

8.19  Parties Bound - Seizin of Title

          The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 5.6 hereof shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Section 8.19 shall not be construed as modifying the default provisions contained in Article VII hereof.

         If, in connection with or as a consequence of the sale, transfer or other disposition of Landlord's interest in the Building, any party who is Landlord ceases to be the owner of the reversionary interest in the Premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord's ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.


                                   ARTICLE IX

                    RIGHTS OF PARTIES HOLDING PRIOR INTERESTS

9.1  Lease Subordinate

         This Lease shall be subject and subordinate to any mortgage now or hereafter on the Lot or Building, or both, which are separately and together hereinafter in this Article IX referred to as "the mortgaged premises", and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidation, replacements and extensions thereof and all substitutions therefor, provided that the holder thereof enters into an agreement with Tenant by the terms of which such holder will agree to recognize the rights of tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing the Premises at any foreclosure sale, provided however, that such holder shall not: (i) be liable for any previous act or omission of Landlord under this Lease; (ii) be subject to any offset, defense or counterclaim which shall theretofore have accrued to Tenant against Landlord;
(iii) have any obligation with respect to any security deposit unless it shall have been paid over or physically delivered to such successor; or

(iv) be bound by any previous modification of this Lease or by any previous payment of Annual Fixed Rent for a period greater than one (1) month, made without the consent of such holder where such consent is required by the applicable instrument. Notwithstanding the foregoing any such holder may at its election subordinate its mortgage to this Lease without the consent or approval of Tenant. Tenant and Landlord agree to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 9.1. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of the holder; and the failure or refusal of such holder to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord's withholding its consent or approval. Tenant hereby irrevocably constitutes and appoints Landlord or any holder, and their respective successors in interest, acting singly, Tenant's attorney-in-fact to execute and deliver any such certificate or instrument for, on behalf and in the name of Tenant, but only if Tenant fails to execute, acknowledge and deliver any such certificate or instrument within ten
(10) days after Landlord or such holder has made written request therefor.

9.2 Rights of Holder of Mortgage to Notice of Defaults by Landlord and to Cure Same

         No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to Landlord's mortgagees (if any) of which Tenant has been notified in writing, such notice to specify the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights; and (ii) such mortgagees after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter; but nothing contained in this
Section 9.3 shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition. "Reasonable time" as used above means and includes a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist. Notwithstanding anything to the contrary herein contained, if Landlord's failure causes Tenant to be unable to use the Premises for their intended purposes, a reasonable time shall not exceed ninety (90) days after the period of time which Landlord has to cure such default, provided however, that if such mortgagee is prevented from curing such default by reason of causes beyond its reasonable control, such ninety (90) day period shall be extended for an additional period (which shall not exceed an additional ninety days) equal to the length of such delays.

                                    ARTICLE X

                                LETTER OF CREDIT

10.1     Requirements for Letter of Credit

         Tenant acknowledges that Landlord is unwilling to execute the Lease unless Tenant provides Landlord with additional security for Tenant's obligations under the Lease. Therefore, Tenant shall deliver to Landlord, on the date that Tenant executes and delivers the Lease to Landlord, an Irrevocable Standby Letter of Credit ("Letter of Credit") which shall be (1) in the form attached hereto as Exhibit I, (2) issued by a bank reasonably acceptable to Landlord which has an office in either New York or Boston at which said Letter of Credit may presented for payment, (3) in an amount equal to One Million and 00/100 ($1,000,000.00) Dollars and (4) for a term of one (1) year, subject to extension in accordance with the terms of the Letter of Credit. Tenant shall, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing conditions ("Substitute Letter of Credit") in lieu of the Letter of Credit then being held by Landlord. Such Letter of Credit shall be automatically renewable in accordance with the second to last grammatical paragraph of Exhibit 6; provided that, in such event, Tenant shall be required to deliver a Substitute Letter of Credit satisfying the conditions hereof, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto.

10.2     Landlord's Right to Draw Down Letter of Credit

         In the event that Tenant is in default of its obligations under the Lease, beyond any applicable period for notice and cure, then the Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to draw down from said Letter of Credit (Substitute Letter of Credit or Additional Letter of Credit, as defined below, as the case may be) (a) the amount necessary to cure such default or (b) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord's opinion, is necessary to satisfy Tenant's Liability in account thereof. In the event of any such draw by the Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions ("Additional Letter of Credit"), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease. Any amounts so drawn shall, at Landlord's election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

10.3     Tenant's Failure to Deliver Substitute Letter of Credit

         In the event that Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then the Landlord shall have the right, at any time after such event, without giving any further notice to Tenant or to Landlord, to draw down the Letter of Credit (or Substitute Letter of Credit and/or Additional Letter(s) of Credit) and to hold the proceeds thereof ("Security Proceeds") in a segregated bank account in the name of the Landlord as security for Tenant's obligations under the Lease in accordance with the provisions of this Paragraph 1.

10.4     Return of Collateral

         To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively "Collateral") held by the Landlord, and to the extent that Tenant is not otherwise in default of its obligations under the Lease as of the termination date of the Lease, Landlord shall return such Collateral to Tenant on the termination of the term of the Lease.

         E. In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

                                   ARTICLE XI

                 TENANT'S OPTION TO EXTEND THE TERM OF THE LEASE

11.1     Tenant's Option to Extend the Term of the Lease

         A. On the conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time, that Tenant is not in default of its covenants and obligations under the Lease beyond any applicable period of notice and cure, and that Lightbridge, Inc., itself, is occupying the entirety of the premises then demised to Tenant, both as of the time of option exercise and as of the commencement of the hereinafter described additional term, Tenant shall have the option to extend the term of this Lease for one (1) additional five (5) year term, such additional term commencing as of the expiration of the initial term of the Lease. Tenant may exercise such option to extend by giving Landlord written notice on or before the date twelve (12) months prior to the expiration date of the initial term of the Lease. Upon the timely giving of such notice, the term of this Lease shall be deemed extended upon all of the terms and conditions of this Lease, except that Landlord shall have no obligation to construct or renovate the premises and that the Annual Fixed Rent, the Annual Electricity Charge, Tenant's Operating Expense Base, and Tenant's Tax Base during such additional term shall be as hereinafter set forth. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the term of this Lease, time being of the essence of this Article XI..

         B.       Annual Fixed Rent

         The Annual Fixed Rent during the additional term shall be based upon the Fair Market Rental Value, as defined in Article XIII herein, as of the commencement of the additional term, of the premises then demised to Tenant, provided however, that in no event shall the sum of Annual Fixed Rent, the Annual Electricity Charge, Operating Expenses Allocable to the Premises and Tax Expenses Allocable to the Premises payable by Tenant for any twelve-(12)- month period during the additional term be less than the sum of Annual Fixed Rent, Annual Electricity Charge, Operating Expenses Allocable to the Premises and Tax Expenses Allocable to the Premises payable by Tenant during the seventh (7th) Lease Year of the initial term, as defined in Section 1.1.

         C. Tenant shall have no further option to extend the term of the Lease other than the one (1) additional five (5) year term herein provided.

         D. Notwithstanding the fact that upon Tenant's exercise of the herein option to extend the term of the Lease such extension shall be self-executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting such additional term after Tenant exercises the herein option, except that the Annual Fixed Rent payable in respect of such additional term, the Annual Electricity Charge payable during the initial term, Tenant's Operating Expenses Base during such additional term, and Tenant's Tax Base during such additional term, may not be set forth in said amendment. Subsequently, after such Annual Fixed Rent, the Annual Electricity Charge, Tenant's Operating Expenses Base, and Tenant's Tax Base are determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant's exercise of its rights under this
Article XI, unless otherwise specifically provided in such lease amendment.

                                   ARTICLE XII

                          TENANT'S RIGHT OF FIRST OFFER

12.1     Tenant's Right of First Offer

         On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that Tenant is not in default of its covenants and obligations under the Lease beyond any applicable period of notice and case and that Lightbridge, Inc., itself is occupying the entirety of the premises then demised to Tenant, both at the time that Landlord is required to give Landlord's Notice, as hereinafter defined, and as of the Term Commencement Date in respect of the RFO Premises, Tenant shall have the following right to lease the RFO Premises, as hereinafter defined, when the RFO Premises become available for lease to Tenant, as hereinafter defined.

         A.       Definition of RFO Premises

                  "RFO Premises" shall be defined as any area on the third (3rd) and fourth (4th) floors of Pod C in the Building, when such area becomes available for lease to Tenant, as hereinafter defined, during the initial term of this Lease. For the purposes of this Article XII, an RFO Premises shall be deemed to be "available for lease to Tenant" if, during the term of this Lease, Landlord, in its sole judgment, determines that such area will become available for leasing to Tenant (i.e. when Landlord determines that the current tenant of such RFO Premises will vacate such RFO Premises after its termination of its present lease, as the same may be extended pursuant to the provisions of such lease, the rights of all other tenants which are in effect as of the Execution Date of this Lease to lease such RFO Premises have been waived or have lapsed unexercised, and when Landlord intends to offer such area for lease). In no event shall Tenant have any rights under this Article XII on or after the date twelve (12) months prior to the expiration of the initial term of the Lease (i.e. Landlord shall have no obligation to give Landlord's Notice, as hereinafter defined, to Tenant on or after the date twelve (12) months prior to the expiration of the initial term of the Lease). Landlord hereby represents that the tenants listed on Exhibit K have pre-existing rights to the RFO Premises.

         B.       Exercise of Right to Lease RFO Premises

                  Landlord shall give Tenant written notice ("Landlord's Notice") at the time that Landlord determines, as aforesaid, that an RFO Premises will become available for lease to Tenant. Landlord's Notice shall set forth the exact location of the RFO Premises in question, Landlord's designation of the Fair Market Rental Value (as defined in Article XIII hereof) applicable to such RFO Premises and the Specified Commencement Date in respect of such RFO

Premises. Tenant shall have the right, exercisable upon written notice ("Tenant's Exercise Notice") given to Landlord within ten (10) days after the receipt of Landlord's Notice, to lease such RFO Premises. If Tenant fails timely to give Tenant's Exercise Notice, Tenant shall have no further right to lease such RFO Premises pursuant to this Article XII, provided however, that Tenant shall have the right from time to time thereafter throughout the term of the Lease until Tenant's right to lease any RFO Premises has lapsed, to give Tenant's Request as to any other subsequently available RFO Premises. Upon the timely giving of such notice, Landlord shall lease and demise to Tenant and Tenant shall hire and take from Landlord, such RFO Premises, upon all of the same terms and conditions of the Lease except as hereinafter set forth. Tenant's rights under this Article XII shall be subject to, and subordinate to the rights of the existing tenants in the Building.

         C.       Lease Provisions Applying to RFO Premises

                  The leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease, except as follows:

                  (1)      Term Commencement Date

                  The Term Commencement Date in respect of such RFO Premises shall be the later of: (x) the Specified Commencement Date in respect of such RFO Premises as set forth in Landlord's Notice, or (y) the date that Landlord delivers such RFO Premises to Tenant.

                  (2)      Annual Fixed Rent

                  The Annual Fixed Rent rental rate in respect of such RFO Premises shall be based upon the Fair Market Rental Value, as defined in Article XIII hereof, of such RFO Premises as of the Term Commencement Date in respect of such RFO Premises.

                  (4)      Condition of RFO Premises

                  Tenant shall take such RFO Premises "as-is" in its then (i.e. as of the date of premises delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant's occupancy.

         D.       Execution of Lease Amendments

                  Notwithstanding the fact that Tenant's exercise of the above-described option to lease RFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of an RFO Premises, except that the Annual Fixed Rent payable in respect of such RFO Premises, Tenant's Operating Expense Base in respect of such RFO Premises, and Tenant's Tax Base in respect of such RFO Premises may not be as set forth in such Amendment. At the time that such Annual Fixed Rent, such Annual Electricity Charge, Tenant's Operating Expense Base and Tenant's Tax Base are determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant's exercise of the herein option to lease the RFO Premises, unless otherwise specifically provided in such lease amendment.

                                  ARTICLE XIII

                  DEFINITION OF FAIR MARKET RENTAL VALUE

13.1     Definition of Fair Market Rental Value

         A. "Fair Market Rental Value" shall be computed as of the date in question at the then current annual rental charge (i.e., the sum of Annual Yearly Rent plus escalation and other charges), including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being negotiated, or executed in comparable space located in the Building, or if no leases or agreements to lease are then currently being negotiated or executed in the Building, the Fair Market Rental Value shall be determined by reference to leases or agreements to lease then currently being negotiated or executed for comparable space located elsewhere in comparable office buildings located in the Burlington area. In determining Fair Market Rental Value, the following factors, among others, shall be taken into account and given effect: size, location of premises, lease term, condition of building, services provided by the Landlord, and economic concessions (e.g., tenant improvements, brokerage commissions, etc.) the being granted by landlords to tenants.

         B. Notwithstanding anything to the contrary herein contained, the parties hereby agree that upon the determination of any Fair Market Rental Value, Landlord shall have the right, exercisable by written notice to Tenant on or before the time that Landlord gives Tenant its initial designation of Fair Market Rental Value:

                  (1) to change Tenant's Operating Expense Base as stated in Section 1.1 from the amount stated in Section 1.1 to an amount equal to the actual amount of Operating Expenses for the immediately preceding Operating Year, and

                  (2) to change Tenant's Tax Base as stated in Section 1.1 from the amount stated in Section 1.1 to an amount equal to the actual amount of Taxes for the immediately preceding fiscal/tax year for which Landlord has actual data.

                  If Landlord shall exercise such right, the amount of Annual Fixed Rent payable hereunder shall be commensurately adjusted to reflect such change in Tenant's Operating Expense Base and in Tenant's Tax Base.

         C.       Dispute as to Fair Market Rental Value

                  Landlord shall initially designate Fair Market Rental Value and Landlord shall furnish data in support of such designation. If Tenant disagrees with Landlord's designation of a Fair Market Rental Value, Tenant shall have the right, by written notice given within thirty (30) days after Tenant has been notified of Landlord's designation, to submit such Fair Market Rental Value to arbitration. Fair Market Rental Value shall be submitted to arbitration as follows: Fair Market Rental Value shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the President of the Boston Bar Association (or such organization as may succeed to said Boston Bar Association) and request him to select an impartial third arbitrator, who shall be an office building owner, a real estate counselor or a broker dealing with like types of properties, to determine Fair Market Rental Value as herein defined. Such third arbitrator and the first two chosen shall, subject to commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the State wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of Tenant's obligation to pay rent based upon such Fair Market Rental Value, then Tenant shall pay Annual Fixed Rent and other charges under the Lease in respect of the premises in question based upon the Fair Market Rental Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord, or Landlord shall refund any overpayment of rent and other charges to Tenant.

                 ARTICLE XIV - Condition of Landlord's Execution

14.1     Condition of Landlord's Execution

         Reference is made to the fact that the Premises are presently leased to Fax International, Inc. ("FAX"). Therefore, Landlord shall have the right, exercisable upon written notice to Tenant, to render the foregoing Lease void and without force or effect, unless both of the following events occur:

         A. Tenant executes and delivers to Landlord the foregoing Lease; and

         B. FAX executes and delivers to Landlord an agreement, in form and substance acceptable to Landlord, whereby FAX agrees to terminate the term of its lease.

         EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

                                     LANDLORD:

                                     SUMITOMO LIFE REALTY (N.Y.), INC.


                                     By: /s/ S. Kurematsi
                                         ---------------------------------
                                         Hereunto Duly Authorized


                                     TENANT:

                                     LIGHTBRIDGE, INC.


                                     By: /s/ William G. Brown
                                         ---------------------------------
                                         (Name)            (Title)
                                         Hereunto Duly Authorized

                                    EXHIBIT A

                                   Description


         The land in Burlington, Middlesex County, Massachusetts being shown as Lot 75 on a plan by Raymond C. Pressey, Inc. dated December 16, 1980 filed with the Land Court Engineer's office as Plan No. 26172R and bounded and described according to said plan as follows:

by the southwesterly line of South Bedford Street, one hundred fifty (150) feet;

SOUTHWESTERLY, SOUTHEASTERLY AND NORTHEASTERLY by Lot 74 on said plan, thirty-five (35) feet, ninety-seven and 70/100 (97.70) feet, five hundred seventy-one and 80/100 (571.80) feet and four hundred forty-eight (448), respectively;

by the northwesterly line of Northern Circumferential Highway (Route 128 non access), eight hundred seventy-nine and 81/100 (879.81) feet;

by Lot 27 as shown on said plan, five hundred eight and 19/100 (508.19) feet;
and

by Lots 73 and 68 shown on said plan, one thousand four hundred sixty-three and 37/100 (1463.37) feet.

                                    EXHIBIT B

                              CONDITION OF PREMISES

         A. Notwithstanding anything to the contrary herein or in the Lease contained, Tenant shall take the Premises "as-is", in the condition in which the Premises are in as of the Term Commencement Date without any obligation on the part of Landlord to prepare or construct the Premises for Tenant's occupancy and without any representation or warranty by Landlord as to the condition of the Premises or the Building.

         B. Landlord shall, in the manner hereinafter set forth, provide to Tenant up to Four Hundred Sixty-Three Thousand Five Hundred Eighty and 00/100 ($463,580.00) Dollars ("Landlord's Contribution") towards the cost of leasehold improvements to be installed by Tenant in the Premises, which shall include electrical work and removal of HVAC units left by the prior tenant of the Premises ("Tenant's Work"), to the cost of space planning, architectural services, construction management fees, and for the cost of replacing light bulbs in the Premises. In no event shall Landlord's Contribution be applied towards the cost of installing cabling, wiring, or furniture, fixtures or equipment. Tenant's Work shall be performed in accordance with Article 3.1 of the Lease. Provided that Tenant is not in default of its obligations under the Lease beyond any applicable period of notice and case at the time that Tenant requests any requisition on account of Landlord's Contribution, Landlord shall pay the cost of the work shown on each requisition (as hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord.

         C. For the purposes hereof, a "requisition" shall mean written documentation (including, without limitation, invoices from Tenant's contractor, written lien waivers and such other documentation as Landlord may reasonably request) showing in reasonable detail the costs of the improvements installed by Tenant to date in the premises, accompanied by certifications from Tenant, Tenant's architect, and Tenant's contractor that the work performed to date has been performed in accordance with applicable laws and in accordance with Tenant's approved plans, and that the amount of the requisition in questions does not exceed the amount of the work covered by such requisition. Each requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all work covered by previous requisitions has been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly.

         D. Notwithstanding anything to the contrary herein contained:

                  (i) Landlord shall have no obligation to advance funds on account of Landlord's Contribution unless and until Landlord has received the requisition in question, together with the certifications required by Subparagraph B hereof, certifying that the work shown on the requisition has been performed in accordance with applicable law and in accordance with Tenant's plans.

                  (ii) Except with respect to work and/or materials previously paid for by Tenant, as evidenced by paid invoices and written lien waivers provided to Landlord, Landlord shall have the right to have Landlord's Contribution paid to both Tenant and Tenant's contractor(s) and vendor(s) jointly.

                  (iii) Tenant shall not be entitled to any portion of Landlord's Contribution, and Landlord shall have no obligation to pay Landlord's Contribution in respect of any requisition submitted after September 30, 1997. Notwithstanding, said September 30, 1997 date shall be extended if Tenant is unable to complete Tenant's Work by such date by reason of strikes or labor troubles or any other similar or dissimilar cause whatsoever beyond Tenant's reasonable control, including, but not limited to, governmental preemption in connection with a national emergency of by reason of any rule, order or regulation of any department thereof of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other similar or dissimilar emergency, and if Tenant gives Landlord written notice on or before September 30, 1997 of its inability timely to complete its work and of the reasons therefore. In such event, said September 30, 1997 date shall be extended by the length of delays in Tenant's work arising from causes beyond Tenant's reasonable control.

         E. Landlord shall have the same rights and remedies which Landlord has upon the nonpayment of Annual Fixed Rent and other charges due under this Lease for nonpayment of any amounts which Tenant is required to pay to Landlord or Landlord's contractor in connection with any construction in the Premises performed for Tenant by Landlord, Landlord's contractor or any other person, firm or entity.

                                    EXHIBIT C

                              INTENTIONALLY OMITTED

                                    EXHIBIT D

                      Building Standard Tenant Improvements

                 Attached to and made part of Lease dated as of

                                     Between

                        Sumitomo Life Realty (N.Y.), Inc.

                                       and

                                Lightbridge, Inc.


         A.       Partitions

                  One (1) linear foot of tenant partition shall be provided for each 13.5 square feet of Useable Area. Partitions shall extend six inches beyond the ceiling height and be comprised of 2 1/2" metal studs and one (1) layer of 5/8" gypsum board on each side of the studs. All partitions shall have a vinyl base 4" high, color selections from building standard.

         B.       Tenant Entries

                  1. Where possible, Tenants will have double-leaf, full height mahogany doors set in a wood frame with glass sidelights on each side.

                  2. Alternatively, a single-leaf full-height mahogany door set in a wood frame with a glass sidelight.

                  3. First Floor - all Tenant Entries visible to the first floor lobby areas will consist of double glass doors with butt-glazed glass on each side.

         C.       Interior Doors

                  One (1) door unit shall be provided for each 314 square feet of Useable Area. Doors shall be (3'0" x 8'3" nominal). Solid core with sealed or stained mahogany face, set in aluminum frames. Hardware shall include 1 1/2 pairs of paint grade butts, a lever handled chrome finished latchset and one floor stop.

         D.       Paint

                  All building standard interior partitioning shall receive two
                  (2) coats of eggshell latex paint, one (1) color per room. Color selection from building standard samples.

         E.       Ceiling

                  Acoustical ceiling shall consist of 3/4", foil backed, revealed edge, 2' x 2' U.S.G. Glacier textured ceiling tiles.

         F.       Flooring

                  J&J Industries "Echelon" 30 oz. plush nylon pile carpet. Color to be selected from options offered by landlord.

         G.       Electrical Outlets

                  One (1) 15 amp. 120 volt duplex wall-type electrical outlet with brushed chrome cover shall be provided for each 135 square feet of Useable Area.

         H.       Telephone Outlets

                  One (1) wall-type telephone pull string prepared to receive a telephone outlet, installation by Tenant's telephone company, shall be provided for each 180 square feet of Useable Area. Telephone outlets does not include any conduit.

         I.       Lighting

                  One (1) 2' x 4' fluorescent light fixture with parabolic reflector and (1) 18 cell cover shall be provided for each 80 square feet of Useable Area.

         J.       Switching

                  One (1) single pole light switch with brushed chrome cover shall be provided for each 314 square feet of Useable Area.

         K.       Sprinklers

                  One (1) recessed chrome pendant sprinkler head shall be provided to meet all applicable code requirements up to a maximum of one per 157 square feet of Useable Area.

         L.       Sun Control

                  All exterior windows shall receive Louver Drape Model E1 Elite Vertical Blinds with solid vinyl traversing and rotating louvers. Track will be finished in bronze baked enamel to match window frames.

         M.       Drinking Fountain

                  All floors will have a drinking fountain accessible to all Tenants on the floor.

         N.       Wet Stacks

                  Wet Stacks containing cold water, waste and vents will be available on each floor. Tenant equipment can be connected at the Tenant's expense.

         O.       Heating, Ventilating and Air Conditioning

                  A variable air volume (VAV) system will be employed for both heating and air conditioning.

         P.       Exit Sign

                  One (1) exit sign shall be provided for every 1,000 square feet of Useable Area.


         Q.       Emergency Light

                  One (1) emergency light shall be provided for every 1,000 square feet of Useable Area.

                                    EXHIBIT E

                                Landlord Services


                    Attached to and made part of Lease dated

                                     Between

                        Sumitomo Life Realty (N.Y.), Inc.

                                       and

                                Lightbridge, Inc.

I.  CLEANING

         A.       Office Area

                  Daily: (Monday through Friday, inclusive. Holidays excepted.)

                  Empty and clean all waste receptacles and ash trays and remove waste material from Premises; wash receptacles as necessary.

                  Sweep and dust mop all uncarpeted areas using a dust-treated mop.

                  Vacuum all rugs and carpeted areas.

                  Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

                  Wash clean all water fountains.

                  Remove and dust under all desk equipment and telephones and replace same.

                  Wipe clean all brass and other bright work.

                  Hand dust all grill work within normal reach.

                  Upon completion of cleaning, all lights will be turned off and doors locked, leaving the Premises in an orderly condition.

                  Weekly:

                  Dust coat racks, and the like.

                  Remove all finger marks from private entrance doors, light switches and doorways.

                  Quarterly:

                  Render high dusting not reached in daily cleaning to include:

                  Dusting all pictures, frames, charts, graphs, and similar wall hangings.

                  Dusting all vertical surfaces, such as walls, partitions, doors and bucks.

                  Dusting of all pipes, ducts and high moldings.

                  Dusting of all venetian blinds.

         B.       Lavatories

                  Daily: (Monday through Friday, inclusive, holidays excepted.)

                  Sweep and damp mop floors.

                  Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping, and toilet seat hinges.

                  Wash both sides of all toilet seats.

                  Wash all basins, bowls and urinals.

                  Dust and clean all powder room fixtures.

                  Empty and clean paper towel and sanitary disposal receptacles.

                  Remove waste paper and refuse.

                  Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

                  A sanitizing solution will be used in all lavatory cleaning.

                  Monthly:

                  Machine scrub lavatory floors.

                  Wash all partitions and tile walls in lavatories.

         C.       Main Lobby, Elevators, Building Exterior and Corridors

                  Daily: (Monday through Friday, inclusive, holidays excepted.)

                  Sweep and wash all floors. (Buff both main public lobby floors.)

                  Wash all rubber mats.

                  Clean elevators, wash or vacuum floors, wipe down walls and doors.

                  Spot clean any metal work inside lobby.

                  Spot clean any metal work surrounding Building Entrance doors.

                  Weekly:

                  All resilient tile floors in public areas to be treated equivalent to spray buffing.

         D.       Window Cleaning

                  Windows of exterior walls will be washed semiannually.

         E. Tenant requiring services in excess of those described above shall request same through Landlord, at Tenant's expense.

II.  HEATING, VENTILATING, AIR CONDITIONING

         A. Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the

Premises under normal business operation, daily from 8:00 a.m. to 6:00 p.m. (Saturdays to 1:00 p.m.), Sundays and holidays excepted.

         After hours heating, venting and air conditioning to be billed to tenant at cost, including reasonable cost and management expense.

         B. The air conditioning system is based upon an occupancy of not more than one person per 150 square feet of floor area, and upon a combined lighting and standard electrical load not to exceed 2.5 watts per square foot of usable area. In the event Tenant exceeds this condition or introduces onto the Premises equipment which overloads the system, and/or in any other way causes the system not adequately to perform their proper functions, supplementary systems may at Landlord's option be provided by Landlord at Tenant's expense, and Tenant shall reimburse Landlord in such an amount as will compensate it for the cost incurred by it in operating such supplementary systems.

III.  WATER

         A. Cold water at temperatures supplied by the local utility water mains for drinking, lavatory, kitchen, restaurant and toilet purposes and hot water for lavatory purposes only from regular building supply at prevailing temperatures; provided however, that Landlord may, at its expense, install a meter or meters to measure the water supplied to any kitchen (including dishwashing) and restaurant areas in the Premises, in which case Tenant shall upon Landlord's request reimburse Landlord for the cost of the water (including heating thereof) consumed in such areas and the sewer use charge resulting therefrom.

IV.  ELEVATORS

         A. The passenger elevator system shall be in automatic operation and available to Tenant at all times. Use of the elevators for service purposes will have to be scheduled with the Landlord and coordinated with the needs of the other tenants.

V.  ELECTRICAL SERVICE

         A. Landlord shall provide electric power for up to 1.8 watts per square foot of usable area for lighting plus 1.0 watts per square foot of usable area for office machines through standard receptacles for the typical office space.

         B. Landlord, at his option, may require separate metering and billing to Tenant for the electric power required for any special equipment (such as computers and reproduction equipment) that require either 3-phase electrical power or any voltage other than 120. Landlord will furnish and install at Tenant's expense all replacement lighting tubes, lamps, and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant's expense.

                                  EXHIBIT F

                                  FLOOR PLAN

                           [Diagram of floor plan]

                               EXHIBIT G, SHEET 1
                    (Required Tenant Work General Conditions)

         The following General Conditions are promulgated pursuant to Section
3.1 of the Lease ("Lease").

1.    DEFINITIONS

1.1   Building:         Burlington Business Center

1.2   Consultant:       Any architectural, engineering, or design consultant
                        engaged by a Tenant in connection with Tenant Work.

1.3   Contractor:       Any Contractor engaged by a Tenant of the Building for
                        the performance of any Tenant Work, and any Subcontractor employed by any such Contractor.

1.4   Plans:            All architectural, electrical and mechanical
                        construction drawings and specifications required for the proper construction of the Tenant Work.

1.5   Regular Business  Monday through Friday, 9:00 a.m. through 5:00 p.m.,
      Hours:            holidays excluded.

1.6   Construction      Such individual or organization as Landlord may
      Coordinator:      designate from time to time.


1.7   Senior Tenant     Such individual as Landlord may designate from time to
      Design            time.
      Coordinator:

1.8   Tenant:           Any occupant of the Building.

1.9   Tenant Work:      Any alterations, improvements, additions, repairs or
                        installations in the Building performed by or on behalf of any Tenant.

         1.10     Tradesperson:          Any employee (including, without limitation, any mechanic, laborer, or Tradesperson) employed by a Contractor
                                         performing Tenant Work.

2.       GENERAL

         2.1 All Tenant Work shall be performed in accordance with these General Conditions and the applicable provisions of the Lease.

         2.2 The provisions of these General Conditions shall be incorporated in all agreements governing the performance of all Tenant Work, including, without limitation, any agreements governing services to be rendered by each Contractor and Consultant.

3.       PRECONSTRUCTION NOTIFICATION AND APPROVALS

         3.1      Approval to Commence Work

                  a. Tenant shall submit to Construction Coordinator, for the approval of Retail Construction Coordinator, the names of all prospective Contractors prior to issuing any bid packages to such Contractors.

                  b. No Tenant Work shall be undertaken by any Contractor or Tradesperson unless and until all the matters set forth in
                  Article 3.2 below have been received for the Tenant Work in question and unless Construction Coordinator has approved the matters set forth in Article 3.2 below.

         3.2 No Tenant Work shall be performed unless, at least three days before any Tenant Work is to begin, all of the following has been provided to the Construction Coordinator and approved. In the event that Tenant proposes to change any of the following, the Construction Coordinator shall be immediately notified of such change and such change shall be subject to the approval of the Construction Coordinator.

                  a. Schedule for the work, indicating start and completion dates, any phasing and special working hours, and also a list of anticipated shutdown of building systems.

                  b. List of all Contractors and Subcontractors, including addresses, telephone numbers, trades employed, and the union affiliation of each Contractor and Subcontractor.


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
                  c. Names and telephone numbers of the supervisors of the work.

                  d. Copies of all necessary governmental permits, licenses and approvals.

                  e. Proof of current insurance, to the limits set out in Exhibit A to these General Conditions, naming Landlord and Construction Coordinator as an additional insured party.

                  f. Notice of the involvement of any Contractor in any ongoing or threatened labor dispute.

                  g. Payment, Performance and Lien Bonds from sureties acceptable to Landlord, in form acceptable to Landlord, naming Landlord as an additional obligee.

                  h. Evidence that Tenant has made provision for either written waivers of lien from all Contractors and suppliers of material, or other appropriate protective measures approved by Landlord.

         3.3      Reporting Incidents

                  All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the Building or the Tenant's property shall be reported immediately to the Construction Coordinator. A written report must follow within 24 hours.

4.       CONSTRUCTION SCHEDULE

         4.1      Coordination

                  a. All Tenant Work shall be carried out expeditiously and with minimum disturbance and disruption to the operation of the Building and without causing discomfort, inconvenience, or annoyance to any of the other tenants or occupants of the Building or the public at large.

                  b. All schedules for the performance of construction, including materials deliveries, must be coordinated through the Construction Coordinator. The Construction Coordinator shall have the right, without incurring any liability to any Tenant, to stop activities and/or to require rescheduling of

                           Tenant Work based upon adverse impact on the tenants or occupants of the Building or on the maintenance or operation of the Building.

                  c. If any Tenant Work requires the shutdown of risers and mains for electrical, mechanical, sprinklers and plumbing work, such work shall be supervised by a representative of Landlord. No Tenant Work will be performed in the Building's mechanical or electrical equipment rooms without both Landlord's prior approval and the supervision of a representative of Landlord, the cost of which shall be reimbursed by the Tenant.

         4.2      Time Restrictions

                  a. Subject to Paragraph 4.1 of these General Conditions, general construction work will generally be permitted during Regular Business Hours.

                  b. Tenant shall provide the Construction Coordinator with at least twenty-four (24) hours notice before proceeding with Special Work, as hereinafter defined, and such Special Work will be permitted only at times agreed to by the Building Manager during periods outside of Regular Business Hours. Tenant shall pay for all additional supervisory and other premium costs incurred by Landlord as the result of any such Special Work. "Special Work" shall be defined as the following operations:

                           (1) All utility disruptions, shutoffs and turnovers;

                           (2) Activities involving high levels of noise, including demolition, coring, drilling and ramsetting;

                           (3) Activities resulting in excessive dust or odors, including demolition and spray painting; and

                           (4) Any other work which Tenant proposes to perform outside of Regular Business Hours.

                  c. If coordination, labor disputes or other circumstances require, the Construction Coordinator may change the hours during which regular construction work can be scheduled and/or restrict or refuse entry to and exit from the Building by any Contractor.

5.       CONTRACTOR PERSONNEL

         5.1      Work in Harmony

                  a. All Contractors shall be responsible for employing skilled and competent personnel and suppliers who shall abide by the Supplemental Conditions herein set forth as amended from time to time by Landlord.

                  b. No Tenant shall at any time, either directly or indirectly, employ, permit the employment, or continue the employment of any Contractor if such employment or continued employment will or does interfere or cause any labor disharmony, coordination difficulty, delay or conflict with any other contractors engaged in construction work in or about the Building. Notwithstanding anything to the contrary herein or in the Lease contained, Tenant shall not be required to employ union labor in connection with the initial Tenant Work.

                  c. Should a work stoppage or other action occur anywhere in or about the Building as a result of the presence, anywhere in the Building, of a Contractor engaged directly or indirectly by a Tenant, or should such Contractor be deemed by Landlord to have violated by applicable rules or regulations, then upon twelve hours written notice, Landlord may, without incurring any liability to Tenant or said contractor, require any such Contractor to vacate the premises demised by such Tenant and the Building, and to cease all further construction work therein.

                  d. Tenant agrees that all Tenant Work shall be performed by Contractors employing Union labor only. The failure of Landlord or the Retail Construction Coordinator to disapprove a proposed contractor which is, in fact, a Contractor not employing Union labor, shall not constitute a waiver by Landlord of this provision since Landlord and the Retail Construction Coordinator may be unable to determine readily whether a proposed contractor employs such labor.

                  e. In the employment of all workmen by any Contractor, working arrangements generally accepted and prevailing on so-called Union jobs in the Boston area shall be complied with.

                  f. Tenant shall use, and Tenant shall require the Contractor to use his best efforts to prevent work stoppages on the Premises, or elsewhere in the Building, to the extent attributable to work being performed on the Premises, irrespective of the reason for any such stoppage, in recognition of the fact that it is of the utmost importance to Landlord and all those occupying space in the Building that there be no interruption in the progress of the work. Tenant's agreement to utilize one hundred percent (100%) Union labor in Tenant's work, and its performance of such obligation, shall not be treated as, by the fact, compliance with this requirement.

         5.2      Conduct

                  a. Tradespersons shall wear clothing suitable for their work and shall remain fully attired at all times. All Contractors will be responsible for their Tradespersons' proper behavior and conduct.

                  b. The Construction Coordinator reserves the right to remove anyone who, or any Contractor which is causing a disturbance to any Tenant or Occupant of the Building or any other person using or servicing the Building; is interfering with the work of others; or is in any other way displaying conduct or performance not compatible with the Landlord's standards. Tenant shall exonerate, indemnify and hold Landlord and the Construction Coordinator harmless from any loss, cost, damages, or liability incurred by reason of compliance with any such demand.

         5.3      Access

                  a. All Contractors and Tradespersons shall contact the Construction Coordinator prior to commencing work, to confirm work location and Building access, including elevator usage and times of operation. Access to the Building before and after Regular Business Hours or any other hours designated from time to time by the Building Manager and all day on weekends and holidays will only be provided when twenty-four
                  (24) hours advance notice is given to the Construction Coordinator.

                  b. No Contractor or Tradesperson will be permitted to enter any private or public space in the Building except through entrances designated by the Construction Coordinator.

         5.4      Parking

                  Parking is not allowed in or near truck docks, in handicapped or fire access lanes, or any private ways in or surrounding the property. Vehicles so parked will be towed at the expense of the Tenant who has engaged the Contractor for whom the Owner of such vehicle is employed.

6.       BUILDING MATERIALS

         6.1      Delivery

                  a. All deliveries of construction materials shall be made at the predetermined times approved by the Construction Coordinator and shall be effected safely and expeditiously only at the location determined by the Construction Coordinator.

                  b. Tenant shall give the Construction Coordinator at least twenty-four (24) hours notice of deliveries of any materials in the Building.

         6.2      Transportation in Building

                  a. Distribution of materials from delivery point to the work area in the Building shall be accomplished with the least disruption to the operation of the Building possible. Elevators will be assigned for material delivery and will be controlled by the Construction Coordinator.

                  b. Contractors shall provide adequate protection to all carpets, wall surfaces, doors and trim in all public areas through which materials are transported. Contractors shall continuously clean all such areas. Protective measures shall include runners over carpet, padding in elevators and any other measures determined by the Construction Coordinator.

                  c. Any damage caused to the Building through the movement of construction materials or otherwise shall be the responsibility of Tenant who has engaged the Contractor involved. Charges for such damage will be submitted by the Landlord directly to the Tenant.

         6.3      Storage and Placement

                  a. All construction materials shall be stored only in the premises where they are to be installed. No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises.

                  b. No flammable, toxic, or otherwise hazardous materials may be brought in or about the Building unless: (i) authorized by the Construction Coordinator, (ii) all applicable laws, ordinances, rules and regulations are complied with, and (iii) all necessary permits have been obtained. All necessary precautions shall be taken by the Contractor handling such materials against damage or injury caused by such materials.

                  c. All materials required for the construction of the premises must conform with the plans and specifications approved by Landlord, and must be installed in the locations shown on the drawings approved by the Landlord.

                  d. All work shall be subject to reasonable supervision and inspection by a representative of Landlord.

                  e. No alterations to approved plans will be made without prior knowledge and approval of the Senior Tenant Design Coordinator. Such changes shall be documented on the as-built drawings required to be delivered to Landlord pursuant to Paragraph 10 of these General Conditions. At the time that such changes are prepared by the Tenant and approved by Landlord, Tenant shall submit such approved changes to the Construction Coordinator. At the time that any shop drawing is approved by the Senior Tenant Design Coordinator, Tenant shall submit such approved shop drawings to the Construction Coordinator.

                  f. All protective devices (e.g., temporary enclosures and partitions) and materials, as well as their placement, must be approved by the Construction Coordinator.

                  g. It is the responsibility of Contractors to ensure that the temporary placement of materials does not impose a hazard to the Building or its occupants, either through overloading, or interference with Building systems, access, egress or in any other manner whatsoever.

                  h. All existing and/or new openings made through the floor slab for piping, cabling, etc. must be firestopped in accordance with applicable codes. All holes in the floor slab at abandoned floor outlets, etc. will be filled with solid concrete.

         6.4      Salvage and Waste Removal

                  a. All rubbish, waste and debris shall be neatly and cleanly removed from the Building by Contractors daily and placed in a trash container designated by the Construction Coordinator, unless otherwise approved by the Construction Coordinator. For any demolition and debris, each Contractor must make arrangements with the Construction Coordinator for the scheduling and location of an additional dumpster to be supplied at the cost of the Tenant engaging such Contractor. Where, in the opinion of the Construction Coordinator, such arrangements are not practical, such Contractors will make alternative arrangements for removal at the cost of the Tenants engaging such Contractors.

                  b. Toxic or flammable waste is to be properly removed daily and disposed of in full accordance with all applicable laws, ordinances, rules and regulations.

                  c. Contractors shall, prior to removing any item from the Building, notify the Construction Coordinator that it intends to remove such item. At the election of Construction Coordinator, Contractors shall deliver any such items to the Construction Coordinator. Such items will be delivered, without cost, to an area designated by the Construction Coordinator which area shall be within the Building or the complex in which the Building is located.

7.       PAYMENT OF CONTRACTORS

         Tenant shall promptly pay the cost of all Tenant Work so that Tenant's premises and the Building shall be free of liens for labor or materials. If any mechanic's lien is filed against the Building or any part thereof which is claimed to be attributable to the Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to the Landlord and shall promptly discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has first notice of such mechanic's lien.

8.       CONTRACTOR'S INSURANCE

         Prior to commencing any Tenant Work, and throughout the performance of the Tenant Work, each Contractor shall obtain and maintain insurance in accordance with Exhibit A attached hereto. Each Contractor shall, prior to making entry into the Building, provide Landlord with certificates that such insurance is in full force and effect.

9.       SUBMISSIONS UPON COMPLETION

         a. Upon completion of any Tenant Work and prior to taking occupancy, Tenant shall submit to Landlord a permanent Certificate of Occupancy and final approval of any other governmental agencies having jurisdiction.

         b. Tenant shall submit to the Senior Tenant Design Coordinator a final "as-build" set of drawings showing all items of the work in full detail as required in the Tenant Design Criteria Manual.

10.      ADJUSTMENTS OF REGULATIONS

         In accordance with Section 5.4 of the Lease, Landlord has the right to cancel or amend these General Conditions.

11.      CONFLICT BETWEEN RULES AND REGULATIONS AND LEASE

         In the event of any conflict between the Lease and these General Conditions, the term of the Lease shall control.

                                    EXHIBIT A
                                       TO
                     REQUIRED TENANT WORK GENERAL CONDITIONS

                     INSURANCE REQUIREMENTS FOR CONTRACTORS


         When Tenant Work is to be done by Contractors in the Building, the Tenant authorizing such work shall be responsible for including in the contract for such work the following insurance and indemnity requirements to the extent that they are applicable. Insurance certificates must be received prior to construction. Landlord and the Construction Coordinator shall be name as an additional insured party on all certificates.

INSURANCE

         Each Contractor and each Subcontractor shall, until the completion of the Tenant Work in question, procure and maintain at its expense, the following insurance coverages with companies acceptable to Landlord in the following minimum limits:

         Worker's Compensation
         (including coverage for Occupational Disease)
                                                             Limit of Liability

         Worker's Compensation                               As required by law
         Employer's Liability

         Comprehensive General Liability
         (including Broad Form Comprehensive Liability Endorsement, Contractual Liability assumed by the Contractor and the Tenant under Article 15.3 of the Lease and Completed Operations coverage)

                                                             Limit of Liability

         Bodily Injury & Property Damage       $5,000,000 combined single limit

         Comprehensive Automobile Liability
         (including coverage for Hired and Non-owned Automobiles)

                                                             Limit of Liability

         Bodily Injury & Property Damage              $5,000,000 per occurrence

INDEMNITY

         Each Contractor shall indemnify, defend with counsel acceptable to Landlord, and hold Landlord and Landlord's agents from and against any claims, losses, and damages arising out of the work performed by such Contractor, unless such claim, loss or damage arises from the negligence or willful misconduct of Landlord or its agents.

                                    EXHIBIT H

                              INTENTIONALLY OMITTED

                                    EXHIBIT I

                                LETTER OF CREDIT

BENEFICIARY:                                                  ISSUANCE DATE:

                                                         ________________, 1997


SUMITOMO LIFE REALTY (N.Y.), INC.           IRREVOCABLE STANDBY
245 Park Avenue - 34th Floor                LETTER OF CREDIT NO.
New York, NY  10167

ACCOUNTEE/APPLICANT:                        MAXIMUM/AGGREGATE
                                            CREDIT AMOUNT: $1,000,000
LIGHTBRIDGE, INC.                           USD One Million and 00/100 Dollars


GENTLEMEN:

         We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed One Million and 00/100 US Dollars ($1,000,000.00) available by your draft(s) drawn on ourselves at sight accompanied by:

         Your statement, signed by a purportedly authorized officer/official certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Article X of the Lease (the "Lease") dated March 5, 1997 by and between Sumitomo Life Realty (N.Y.), Inc., as Landlord, and Lightbridge, Inc., as Tenant.

         Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.

         You shall have the right to make partial draws against this Letter of Credit, from time to time.

         Except as otherwise expressly stated herein, this Letter of Credit is subject to the "Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision)".

         This Letter of Credit shall expire at our office on ________________, 199__ (the "Stated Expiration Date"). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date )or any anniversary thereof) we shall notify you and the Accountee/Applicant in writing by registered mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.